Exhibit 10.13

Attached is the Amended and Restated Limited Liability Company Agreement of INK Acquisition II LLC, dated as of October 27, 2011, made by and between CRE-INK Member II, Inc. (“Cerberus”) and Chatham TRS Holding Inc. The joint venture between affiliates of Cerberus and affiliates of Chatham Lodging Trust was memorialized in seven (7) separate limited liability company agreements listed below, each in substantially the same form as the attached agreement:

•	Second Amended and Restated Limited Liability Company Agreement of INK Acquisition LLC, dated as of October 27, 2011, made by and between CRE-INK REIT Member LLC and Chatham Lodging LP.

•

Amended and Restated Limited Liability Company Agreement of INK Acquisition II LLC, dated as of October 27, 2011, made by and between CRE-INK Member II, Inc. and Chatham TRS Holding Inc. (see attached).

•	Amended and Restated Limited Liability Company Agreement of INK Acquisition III LLC, dated as of October 27, 2011, made by and between CRE-INK TRS Holding Inc. and Chatham TRS Holding Inc.

•	Limited Liability Company Agreement of INK Acquisition IV LLC, dated as of October 27, 2011, made by and between CRE-INK REIT Member IV LLC and Chatham Lodging LP.

•	Limited Liability Company Agreement of INK Acquisition V LLC, dated as of October 27, 2011, made by and between CRE-INK REIT Member V LLC and Chatham Lodging LP.

•	Limited Liability Company Agreement of INK Acquisition VI LLC, dated as of October 27, 2011, made by and between CRE-INK REIT Member VI LLC and Chatham Lodging LP.

•	Limited Liability Company Agreement of INK Acquisition VII LLC, dated as of October 27, 2011, made by and between CRE-INK REIT Member VII LLC and Chatham Lodging LP.

Other than with respect to the parties thereto, the agreements listed above are substantially identical to this exhibit and are not being filed as separate exhibits pursuant to Rule 12b-31 promulgated under the Securities Exchange Act of 1934, as amended.

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

INK ACQUISITION II LLC

i

Table of Contents

(continued)

ii

Table of Contents

(continued)

iii

THE TRANSFER OF THE LIMITED LIABILITY COMPANY INTERESTS DESCRIBED IN THIS AGREEMENT IS RESTRICTED AS DESCRIBED HEREIN.

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

INK ACQUISITION II LLC,

a Delaware Limited Liability Company

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of INK Acquisition II LLC, a Delaware limited liability company (the “Company”), is made effective as of the Closing Date (as defined below) (this “Agreement”), by and between CRE-Ink Member II Inc. (“Cerberus”) and Chatham TRS Holding Inc. (“Chatham”, and, together with Cerberus and any other Person who becomes a member of the Company from time to time in accordance with the provisions hereof, the “Members”).

RECITALS:

1. A Certificate of Formation of the Company was filed with the Secretary of State of the State of Delaware on May 4, 2011; and

2. Each of the Persons listed on Schedule A hereto has previously acquired a percentage interest in the Company and entered into the Limited Liability Company Agreement of the Company dated August 5, 2011 (the “Original Agreement”).

NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto amend and restate the Original Agreement in its entirety and agree as follows:

ARTICLE I.

GENERAL PROVISIONS; ORGANIZATION; STRUCTURE

Section 1.1 Registered Office. The registered agent and office of the Company in the State of Delaware shall be National Corporate Research, Ltd., 615 South DuPont Highway, County of Kent, City of Dover, State of Delaware 19901. The Managing Member, after giving notice to the other Members, may change the registered office from one location to another in the State of Delaware.

Section 1.2 Place of Business; Offices. The principal place of business of the Company, where the books and records of the Company shall be kept, shall be c/o Chatham TRS Holding Inc., 50 Cocoanut Row, Suite 200, Palm Beach, FL 33480. The Company may, at any time, change the location of the principal office of the Company or have one or more offices as may be established from time to time.

Section 1.3 Purpose; Nature of Business Permitted; Powers; Title to Property.

(a) The purpose to be conducted or promoted by the Company is to engage in the following activities:

(i) to acquire, own, hold, manage, operate, lease, sell, transfer, service, convey, safekeep, dispose of, pledge, assign, borrow money against, finance, refinance or otherwise deal with the Business and the Properties and any portion thereof with unrelated third parties or with affiliated entities;

(ii) to acquire, own, hold, sell, transfer, service, convey, safekeep, dispose of, pledge, assign, borrow money against, finance, refinance or otherwise deal with, publicly or privately issued securities and whether with unrelated third parties or with affiliated entities, in each case in connection with the Business and the Properties;

(iii) to own equity interests in other limited liability companies, partnerships or other entities whose purposes are restricted to those set forth in clauses (i) and (ii) above; and

(iv) to engage in any other lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purposes (including the entering into of interest rate or basis swap, cap, floor or collar agreements, or similar hedging transactions and referral, management, servicing and administration agreements).

(b) The Company shall not engage in any other business or activity. Except as otherwise provided in Section 1.10 hereof and except for contracts customarily entered into by a property management agent on behalf of a hotel property owner, all property acquired in connection with the business of the Company shall be held by the Company in its own name, and all contracts and leases of real or personal property by or to the Company shall be made in its own name.

(c) Title to assets of the Company, whether real, personal or mixed, tangible or intangible, shall be deemed to be owned by the Company, and no Member, individually or collectively, shall have any ownership interest in such assets or any portion thereof.

Section 1.4 [Reserved]

Section 1.5 Tax Classification; No State Law Partnership. (a) The Members intend that the Company shall be treated as a partnership for federal, state and local tax purposes.

Each Member and the Company agree to file all tax returns and otherwise take all tax and financial reporting positions in a manner consistent with such treatment. No provision of this Agreement shall be deemed or construed to constitute the Company (including its subsidiaries) as a partnership (including a limited partnership) or joint venture, or any Member as a partner of or with any other Member for any purposes other than tax purposes.

(b) Chatham is a TRS of Chatham REIT. The Members intend that the Company shall own the Properties in a manner that will not jeopardize the TRS status of Chatham. Accordingly, the Company will either (i) engage Island Hospitality Management or another entity that qualifies as an “eligible independent contractor” under Code Section 856(d)(9) to operate the Properties on its behalf or (ii) lease the Properties to the Property Leasecos and the Property Leasecos will engage Island Hospitality Management or another entity that qualifies as an “eligible independent contractor” under Code Section 856(d)(9) to operate the Properties on their behalf.

Section 1.6 Definitions. Unless the context otherwise requires, the terms defined in this Section 1.6 shall, for the purposes of this Agreement, have the meanings herein specified (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“1933 Act” has the meaning set forth in Section 12.16.

“1940 Act” means the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

“Act” means the Delaware Limited Liability Company Act (as it may be amended from time to time and any successor to such Act).

“Additional Capital Contribution” means any Capital Contribution made by a Member pursuant to Section 2.2(b) hereof.

“Affiliate” means, with respect to a Person, another Person that directly or indirectly controls, is controlled by or is under common control with such first Person; provided, however, that for purposes only of the term “Permitted Transferee”, the term “Affiliate” shall have the meaning ascribed to it therein. For the avoidance of doubt, for purposes of this Agreement, including, without limitation, the definition of “Permitted Transferee,” (i) an Affiliate of Cerberus includes, without limitation, any entity or fund directly or indirectly controlled by the Persons that, as of the date hereof, control Cerberus; and (ii) an Affiliate of Chatham includes, without limitation, any entity or fund directly or indirectly controlled by the Persons that control Chatham REIT, and any successor to Chatham REIT, whether by merger, consolidation, sale of substantially all of the assets or otherwise. Additionally, for the avoidance of doubt, Island Hospitality Management shall not be considered to be an Affiliate of Chatham REIT or Chatham.

“Affiliated Individual” means, with respect to a Person, any individual who is an officer, director, shareholder, employee, partner or member of such Person or an individual who is related by blood, marriage or adoption to any of the foregoing.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Schedule” has the meaning set forth in Section 5.1(c).

“Amended Bid” means collectively (i) the Innkeepers Binding Commitment Agreement, and (ii) the Midland Amended and Restated Binding Commitment.

“Approved FATF Country” shall mean any country that is a member of the Financial Action Task Force on Money Laundering, as such list may be amended, from time to time, and as approved in this Agreement. As of the date of this Agreement, the following countries are Approved FATF Country members: Argentina, Australia, Austria, Belgium, Brazil, Canada, Denmark, Finland, France, Germany, Greece, Hong Kong, Iceland, Ireland, Italy, Japan, Luxembourg, Mexico, Kingdom of the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, Turkey, United Kingdom and the United States.

“Approved Severance Costs” means any severance payable to Chatham Company Personnel to the extent such severance (i) for a senior Chatham Company Employee does not exceed three (3) months of such employee’s monthly salary, (ii) for any other Chatham Company Employee is determined by Chatham in accordance with such employee’s position and seniority and does not exceed two (2) months of such employee’s monthly salary or (iii) otherwise has been approved by Cerberus, the Cerberus Ink I Member, the Cerberus Ink III Member, the Cerberus Ink IV Member, the Cerberus Ink V Member, the Cerberus Ink VI Member or the Cerberus Ink VII Member at the time of grant to the applicable Chatham Company Personnel.

“Asset” means an asset owned by the Company or its Subsidiaries.

“Bankruptcy” means, with respect to any Person, a “Voluntary Bankruptcy” or an “Involuntary Bankruptcy”. A “Voluntary Bankruptcy” shall mean, with respect to any Person, (a) an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors, (b) the filing of any petition or answer by such Person seeking to adjudicate it bankrupt or insolvent or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of such Person or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking, consenting to or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for such Person or for any substantial part of its property, or (c) corporate action taken by such Person to authorize any of the actions set forth above. An “Involuntary Bankruptcy” shall mean, with respect to any Person, without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation or the filing of any such petition against such Person which order or petition shall not be dismissed within 90 days or, without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person which order shall not be dismissed within 90 days.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York.

“Business” means (a) the acquisition, ownership, lease and operation of certain hotel properties as of the date hereof owned, leased and operated by Innkeepers USA Trust and its subsidiaries, (b) the ownership, lease and operation of any other Properties acquired by the Company in accordance with this Agreement, and (c) any other business of the Company, directly or indirectly related, incidental to or connected with the foregoing.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banks in New York City are required or permitted by law to be closed.

“Business Plan” means the comprehensive strategic plan for the Company’s, Ink I’s, Ink III’s, Ink IV’s, Ink V’s, Ink VI’s and Ink VII’s ownership, operation, leasing, financing and sale of the Properties and the properties owned by Ink I, Ink IV, Ink V, Ink VI and Ink VII, as in effect from time to time pursuant to Section 3.5 hereof.

“Buy Notice” has the meaning set forth in Section 3.7.

“Buy/Sell Closing Date” has the meaning set forth in Section 3.7.

“Buy/Sell Notice” has the meaning set forth in Section 3.7.

“Buy/Sell Right” has the meaning set forth in Section 3.7.

“Capital Account” has the meaning set forth in Section 2.3(a).

“Capital Call” shall mean a written notice to the Members calling for a Capital Contribution, which written notice shall include (a) the total amount of the Capital Contribution then required, (b) a brief description of the expenditures or obligations giving rise to the requirement for such Capital Contribution, (c) each Member’s proportionate share of the total Capital Contribution as then required by this Agreement, (d) the date by which each Member’s Capital Contribution is required to be made, which date shall be thirty (30) days (or, with respect to the Capital Call to fund the acquisition of the Properties listed on Annex A hereto, ten (10) days) after such written notice has been given or such other date as may be agreed to by the Members, and (e) the account of the Company to which such Capital Contributions must be paid.

“Capital Contribution” means, with respect to any Member, the amount of money contributed to the Company in exchange for a Percentage Interest in the Company, including Initial Capital Contributions.

“Carveout Guarantor” has the meaning set forth in Section 1.11(c)(i).

“Carveout Guaranty” means a guaranty of non-recourse carveouts, in form and substance satisfactory to the applicable Lender and approved in advance in writing by the Members, (including, without limitation, any such guaranty required by Midland Loan Services in connection with the Midland Loan).

“Cerberus” has the meaning set forth in the Preamble.

“Cerberus Initial Members” means Cerberus and its Permitted Transferees.

“Cerberus Ink I Member” means CRE-Ink REIT Member LLC or its Permitted Transferee(s) (for purposes of this definition, as defined in the Ink I LLC Agreement).

“Cerberus Ink III Member” means CRE-Ink TRS Holding Inc. or its Permitted Transferee(s) (for purposes of this definition, as defined in the Ink III LLC Agreement).

“Cerberus Ink IV Member” means CRE-Ink REIT Member IV LLC or its Permitted Transferee(s) (for purposes of this definition, as defined in the Ink IV LLC Agreement).

“Cerberus Ink V Member” means CRE-Ink REIT Member V LLC or its Permitted Transferee(s) (for purposes of this definition, as defined in the Ink V LLC Agreement).

“Cerberus Ink VI Member” means CRE-Ink REIT Member VI LLC or its Permitted Transferee(s) (for purposes of this definition, as defined in the Ink VI LLC Agreement).

“Cerberus Ink VII Member” means CRE-Ink REIT Member VII LLC or its Permitted Transferee(s) (for purposes of this definition, as defined in the Ink VII LLC Agreement).

“Certificate of Formation” means the Certificate of Formation referred to in Recital 1 and any and all amendments thereto and restatements thereof filed on behalf of the Company with the office of the Secretary of State of the State of Delaware pursuant to the Act.

“Chatham” has the meaning set forth in the Preamble.

“Chatham Cap” has the meaning set forth in Section 2.2(a).

“Chatham Company Personnel” means any personnel employed by Chatham (or one of its Affiliates other than Ink I, Ink III, Ink IV, Ink V, Ink VI, Ink VII or the Company) solely for the purpose of providing asset management services to the Company, Ink I, Ink III, Ink IV, Ink V, Ink VI and/or Ink VII, the employment generally of whom, including compensation and severance other than Approved Severance Costs, if any, payable to such personnel, has been approved by Cerberus, the Cerberus Ink I Member, the Cerberus Ink III Member, the Cerberus Ink IV Member, the Cerberus Ink V Member, the Cerberus Ink VI Member or the Cerberus Ink VII Member.

“Chatham Initial Members” means Chatham and its Permitted Transferees.

“Chatham Ink I Member” means Chatham Lodging or its Permitted Transferee(s) (for purposes of this definition, as defined in the Ink I LLC Agreement).

“Chatham Ink III Member” means Chatham in its capacity as a member or managing member, as applicable, of Ink III, or its Permitted Transferee(s) (for purposes of this definition, as defined in the Ink III LLC Agreement).

“Chatham Ink IV Member” means Chatham Lodging in its capacity as a member or managing member, as applicable, of Ink IV, or its Permitted Transferee(s) (for purposes of this definition, as defined in the Ink IV LLC Agreement).

“Chatham Ink V Member” means Chatham Lodging in its capacity as a member or managing member, as applicable, of Ink V, or its Permitted Transferee(s) (for purposes of this definition, as defined in the Ink V LLC Agreement).

“Chatham Ink VI Member” means Chatham Lodging in its capacity as a member or managing member, as applicable, of Ink VI, or its Permitted Transferee(s) (for purposes of this definition, as defined in the Ink VI LLC Agreement).

“Chatham Ink VII Member” means Chatham Lodging in its capacity as a member or managing member, as applicable, of Ink VII, or its Permitted Transferee(s) (for purposes of this definition, as defined in the Ink VII LLC Agreement).

“Chatham Lodging” means Chatham Lodging LP.

“Chatham REIT” means Chatham Lodging Trust, a Maryland real estate investment trust.

“Close Associate” means a Person who is widely and publicly known (or is actually known) to be a close associate of a Senior Foreign Political Figure.

“Closing Date” means the date upon which the transactions contemplated by the Plan are consummated.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the Preamble.

“Contributing Members” has the meaning set forth in Section 2.2(d).

“Control” means, with respect to any Person, the power of another Person, through ownership of equity, contract rights or otherwise, to direct the management and policies of such Person, and “controlled” and “controlling” have correlative meanings.

“Cure” means, with respect to any action or failure to act triggering a right to Cure, that such action or failure to act, to the extent that it triggered the right to Cure, has been discontinued, and all parties adversely affected by such action or failure to act have been made whole in all material respects as if such action or failure to act had not occurred.

“Debtors” means Innkeepers USA Trust and each of the other debtors and debtors-in-possession in the Bankruptcy Court Chapter 11 Case No. 10-13800 (SCC).

“Depreciation” means, for each Fiscal Period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Period, except that if the Gross Asset Value of such asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Period bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Tax Matters Member.

“Election Notice” has the meaning set forth in Section 3.7(a)(i).

“Environmental Law” means all applicable laws, including, for this purpose, all common law, governing public health or safety, workplace health or safety, pollution or the protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Expense Reimbursement” has the meaning set forth in Section 3.1(c).

“Failed Contribution” has the meaning set forth in Section 2.2(d).

“Family Member” means, with respect to any specified natural person, (a) any parent, child, descendant or sibling of such natural person (including relationships resulting from adoption) or (b) the spouse of such natural person or of any person covered by clause (a).

“Fiscal Period” means (a) the period commencing on the Closing Date and ending on December 31, 2011, (b) any subsequent 12-month period commencing on January 1 and ending on December 31 and (c) any portion of the period described in clauses (a) and (b) of this sentence (i) for which the Company is required to allocate Profits, Losses and other items of Company income, gain, loss or deduction pursuant to Article VI and (ii) ending on the date of an adjustment to the Gross Asset Value pursuant to clause (b) of the definition of “Gross Asset Value”.

“Fiscal Year” means (a) the period commencing on the Closing Date and ending on December 31, 2011, (b) any subsequent 12-month period commencing on January 1 and ending on December 31 and (c) the period commencing on the immediately preceding January 1 and ending on the date on which all property of the Company is distributed to the Members pursuant to Article X.

“Funded Amount” has the meaning set forth in Section 2.2(d).

“GAAP” means generally accepted accounting principles in the United States,

“Governmental Entity” means a court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the fair market value of such asset at the time it is accepted by the Company, unreduced by any liability secured by such asset, as reasonably determined by the Managing Member;

(b) the Gross Asset Values of all Assets shall be adjusted to equal their respective fair market values, unreduced by any liabilities secured by such assets, as reasonably determined by the Managing Member as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; (iii) the grant of more than a de minimis interest in the Company as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a partner capacity or by a new Member acting in a partner capacity or in anticipation of being a partner; and (iv) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that an adjustment described in clauses (i), (ii) or (iii) of this paragraph shall be made only if the Managing Member reasonably determines that such an adjustment is necessary to reflect the relative economic interests of the Members;

(c) the Gross Asset Value of any Asset distributed to any Member shall be adjusted to equal the fair market value of such asset on the date of distribution, unreduced by any liability secured by such asset, as reasonably determined by the Managing Member; and

(d) the Gross Asset Value of all Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and paragraph (f) of the definition of “Profits” and “Losses” or Section 8.2(g); provided, however, that Gross Asset

Value shall not be adjusted pursuant to this paragraph (d) to the extent that an adjustment pursuant to paragraph (b) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraphs (a), (b) or (d) of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Hazardous Substance” means any material, substance or waste as to which liability or standards of conduct may be imposed pursuant to any Environmental Laws.

“Hotel Management Agreement” means the Hotel Management Agreements in the form attached hereto as Exhibit A, to be executed and delivered on the Closing Date, between Island Hospitality Management and each Property Leaseco.

“Hotel Manager” has the meaning set forth in the definition of Major Decision.

“Immediate Family Member” includes the parents, siblings, spouse, children, and spouse’s parents and siblings, of a Senior Foreign Political Figure.

“Indebtedness” means (a) the principal, premium (if any), interest and related fees and expenses (if any) in respect of (i) indebtedness for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments, (b) all obligations in respect of outstanding letters of credit, acceptances and similar obligations, (c) that portion of obligations with respect to capital leases not entered into in the ordinary course of business and properly accounted for as a liability, (d) any obligation owed for all or any part of the deferred purchase price of property or services except for trade liabilities incurred in the ordinary course of business, and (e) a guaranty of any of the obligations described in the foregoing clauses of this definition.

“Indemnifiable Losses” has the meaning set forth in Section 11.1.

“Indemnified Person” has the meaning set forth in Section 11.1.

“Independent Appraiser” has the meaning set forth in Section 3.7(a)(ii).

“Initial Capital Contribution Amount” means as to each Initial Member, the dollar amount that is set forth opposite such Member’s name on Schedule A and labeled such Member’s “Initial Capital Contribution Amount”.

“Initial Capital Contributions” has the meaning set forth in Section 2.2(a).

“Initial Members” means the Chatham Initial Members and Cerberus Initial Members.

“Ink I” means INK Acquisition LLC, a Delaware limited liability company.

“Ink I Affiliate” means, with respect to any Member, any Affiliate of such Member that is a member of Ink I in accordance with the Ink I LLC Agreement.

“Ink I Buy/Sell Right” has the meaning set forth in Section 3.7.

“Ink I Capital Contributions” means, with respect to any Ink I Affiliate, such Person’s capital contributions to Ink I, made pursuant to and in accordance with the Ink I LLC Agreement.

“Ink I Initial Capital Contribution” means the Chatham Ink I Member’s initial capital contribution pursuant to and as required by Ink I LLC Agreement.

“Ink I LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of INK Acquisition LLC, effective as of the Closing Date, as may be amended in accordance therewith.

“Ink I Notifying Member” has the meaning set forth in Section 3.7.

“Ink I Valuation Amount” has the meaning set forth in Section 3.7(ii).

“Ink III” means INK Acquisition III LLC, a Delaware limited liability company.

“Ink III Affiliate” means, with respect to any Member, any Affiliate of such Member that is a member of Ink III in accordance with the Ink III LLC Agreement.

“Ink III Buy/Sell Right” has the meaning set forth in Section 3.7.

“Ink III Capital Contributions” means, with respect to any Ink III Affiliate, such Person’s capital contributions to Ink III, made pursuant to and in accordance with the Ink III LLC Agreement.

“Ink III Initial Capital Contribution” means the Chatham Ink III Member’s initial capital contribution pursuant to and as required by Ink III LLC Agreement.

“Ink III LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of INK Acquisition III LLC, effective as of the Closing Date, as may be amended in accordance therewith.

“Ink III Notifying Member” has the meaning set forth in Section 3.7.

“Ink III Valuation Amount” has the meaning set forth in Section 3.7(ii).

“Ink IV” means INK Acquisition IV LLC, a Delaware limited liability company.

“Ink IV Affiliate” means, with respect to any Member, any Affiliate of such Member that is a member of Ink IV in accordance with the Ink IV LLC Agreement.

“Ink IV Buy/Sell Right” has the meaning set forth in Section 3.7.

“Ink IV Capital Contributions” means, with respect to any Ink IV Affiliate, such Person’s capital contributions to Ink IV, made pursuant to and in accordance with the Ink IV LLC Agreement.

“Ink IV Initial Capital Contribution” means the Chatham Ink IV Member’s initial capital contribution pursuant to and as required by Ink IV LLC Agreement.

“Ink IV LLC Agreement” means the Limited Liability Company Agreement of INK Acquisition IV LLC, effective as of the Closing Date, as may be amended in accordance therewith.

“Ink IV Notifying Member” has the meaning set forth in Section 3.7.

“Ink IV Valuation Amount” has the meaning set forth in Section 3.7(ii).

“Ink V” means INK Acquisition V LLC, a Delaware limited liability company.

“Ink V Affiliate” means, with respect to any Member, any Affiliate of such Member that is a member of Ink V in accordance with the Ink V LLC Agreement.

“Ink V Buy/Sell Right” has the meaning set forth in Section 3.7.

“Ink V Capital Contributions” means, with respect to any Ink V Affiliate, such Person’s capital contributions to Ink V, made pursuant to and in accordance with the Ink V LLC Agreement.

“Ink V Initial Capital Contribution” means the Chatham Ink V Member’s initial capital contribution pursuant to and as required by Ink V LLC Agreement.

“Ink V LLC Agreement” means the Limited Liability Company Agreement of INK Acquisition V LLC, effective as of the Closing Date, as may be amended in accordance therewith.

“Ink V Notifying Member” has the meaning set forth in Section 3.7.

“Ink V Valuation Amount” has the meaning set forth in Section 3.7(ii).

“Ink VI” means INK Acquisition VI LLC, a Delaware limited liability company.

“Ink VI Affiliate” means, with respect to any Member, any Affiliate of such Member that is a member of Ink VI in accordance with the Ink VI LLC Agreement.

“Ink VI Buy/Sell Right” has the meaning set forth in Section 3.7.

“Ink VI Capital Contributions” means, with respect to any Ink VI Affiliate, such Person’s capital contributions to Ink VI, made pursuant to and in accordance with the Ink VI LLC Agreement.

“Ink VI Initial Capital Contribution” means the Chatham Ink VI Member’s initial capital contribution pursuant to and as required by Ink VI LLC Agreement.

“Ink VI LLC Agreement” means the Limited Liability Company Agreement of INK Acquisition VI LLC, effective as of the Closing Date, as may be amended in accordance therewith.

“Ink VI Notifying Member” has the meaning set forth in Section 3.7.

“Ink VI Valuation Amount” has the meaning set forth in Section 3.7(ii).

“Ink VII” means INK Acquisition VII LLC, a Delaware limited liability company.

“Ink VII Affiliate” means, with respect to any Member, any Affiliate of such Member that is a member of Ink VII in accordance with the Ink VII LLC Agreement.

“Ink VII Buy/Sell Right” has the meaning set forth in Section 3.7.

“Ink VII Capital Contributions” means, with respect to any Ink VII Affiliate, such Person’s capital contributions to Ink VII, made pursuant to and in accordance with the Ink VII LLC Agreement.

“Ink VII Initial Capital Contribution” means the Chatham Ink VII Member’s initial capital contribution pursuant to and as required by Ink VII LLC Agreement.

“Ink VII LLC Agreement” means the Limited Liability Company Agreement of INK Acquisition VII LLC, effective as of the Closing Date, as may be amended in accordance therewith.

“Ink VII Notifying Member” has the meaning set forth in Section 3.7.

“Ink VII Valuation Amount” has the meaning set forth in Section 3.7(ii).

“Innkeepers Binding Commitment Agreement” means that certain Second Amended and Restated Binding Commitment Agreement Regarding the Acquisition and Restructuring of Certain Subsidiaries of Innkeepers USA Trust dated October 18, 2011 by and among the Company, Ink I, Ink III, and the other Persons party thereto.

“Involuntary Bankruptcy” has the meaning set forth in the definition of Bankruptcy.

“IRS” means the U.S. Internal Revenue Service, or any successor government agency.

“Island Hospitality Management” means Island Hospitality Management III, Inc. or one of its Affiliates.

“Lender” means the lender under any Loan Documents to be executed with respect to a Loan, if any.

“Loan” means a loan obtained or assumed by the Company or any of its Subsidiaries, as borrower, secured by all or any portion of the Property, including the Midland Loan.

“Loan Documents” means any and all loan documents to be executed by the Company or any of its Subsidiaries, as applicable, and the Lender in connection with a Loan, if any.

“Major Decision” means any determination to cause the Company or any Subsidiary of the Company to:

(a) directly or indirectly acquire, or execute and deliver any documents, agreements or instruments necessary to close on the direct or indirect acquisition by the Company or any Subsidiary of the Company of, any Property, except as set forth in the then-approved Operating Budget or the then-approved Business Plan;

(b) (A) sell, assign, transfer, encumber or dispose of the Company, any Property Company, any Property, or any revenue-generating business of the Company or any Property Company, or agree to any of the foregoing, or (B) except as expressly provided in this Agreement or in the then-approved Operating Budget or the then-approved Business Plan, improve, design, rehabilitate, alter, or repair (collectively, the “Repairs”) of any of the Properties, provided, however, that the Managing Member may make or caused to be made Repairs not contemplated by the then-approved Operating Budget if (i) any such Repair is required by any franchisor under the applicable franchise agreement or any other agreement with the franchisor (including, but not limited to, that certain Agreement for Adequate Assurance of Completion of Certain PIPS and Assumptions of Agreements, dated June 25, 2010, by and between the Debtors and Marriot International, Inc.), (ii) emergency action or expenditures is necessary to prevent imminent risk to the health and safety of Persons on or about the Properties, imminent material property damage or imminent imposition of criminal or civil sanctions against the Company or any Member (each, an “Emergency Expenditure”), provided that (1) any such Emergency Expenditure made without approval of all Initial Members is, in the Managing Member’s commercially reasonable judgment, reasonable and necessary under the circumstances set forth above and (2) the Managing Member endeavors diligently and in good faith (x) to notify the Initial Members of any such Emergency Expenditure promptly in writing and (y) attempts to obtain verbal approval of the Initial Members for any required Emergency Expenditure, or (iii) if the aggregate cost of such Repairs fall within the thresholds set forth in clause (l) of this definition;

(c) except as otherwise expressly permitted by this Agreement, call for Capital Contributions, approve Capital Calls or determine the portion of the then-approved Operating Budget that is to be funded by equity and by debt, or raise any new equity for any Subsidiary of the Company or admit any new member, partner or owner to the Company or any of its Subsidiaries;

(d) make any operating expenditure or incur any operating obligation by or on behalf of the Company that varies materially from the then-approved Operating Budget other than an Emergency Expenditure made pursuant to the procedures set forth in clause (b) of this definition and expenditures that fall within the thresholds set forth in clause (l) of this definition;

(e) execute or modify, amend, supplement, terminate, extend or renew leases with tenants for occupancy of space in any Property, except (i) for any lease with a Property Leaseco or any other TRSs of Chatham REIT and CRE-Ink REIT Member, LLC or (ii) to the extent delegated to the Hotel Manager pursuant to the Hotel Management Agreements or set forth in the then-approved Operating Budget or the then-approved Business Plan;

(f) enter into, modify or terminate any contractual arrangements with service providers (including lenders, attorneys, consultants, appraisers, third party property managers, brokerage companies, general contractors, accountants, auditors, architects, banks or other depositaries and all other service providers) for services to be rendered in connection with the business of the Company; provided, however, that (i) until further written notice, Cerberus hereby delegates the tasks set forth in this subsection (f) to the Managing Member, so long as all such services are expressly provided for and are not in excess of the amounts budgeted for such services in the then-approved Operating Budget and Business Plan and either (x) are terminable, without cause or fee, upon not more than thirty (30) days notice, (y) have a stated term of not more than one year, or (z) are expressly approved in writing by Cerberus, (ii) Cerberus hereby authorizes the Managing Member to cause the Property Leasecos to engage Island Hospitality Management to act as the hotel manager of all of the Properties on behalf of the Property Leasecos (the “Hotel Manager”) pursuant to the Hotel Management Agreements and (iii) the entry into, modification or termination of any contractual arrangement that requires an annual payment by the Company of $25,000 or less, or the determination to take any of the foregoing actions, shall not be considered a Major Decision;

(g) incur or pay any real estate taxes, insurance premiums, or any assessments or charges with respect to the ownership and operation of any Property, except to the extent provided for in the then-approved Operating Budget or delegated to the Hotel Manager pursuant to the Hotel Management Agreement;

(h) make distributions to the Members other than as set forth in Article VII of this Agreement;

(i) establish reserves, determine reserve levels or make any distributions from any such reserves, except as set forth in the then-approved Operating Budget or the then-approved Business Plan;

(j) except as set forth in the then-approved Operating Budget or the then-approved Business Plan, cause or permit the Company to finance all or any portion of any Property (other than the Midland Loan and trade debt incurred in the ordinary course of business consistent with the then-approved Operating Budget), agree to the form, substance, provider or documentation pertaining to any Loan, modify, restructure or terminate any Loan or repay any Loan except in accordance with the express terms of the applicable Loan, or enter into, modify or amend any documents, agreements or instruments relating to any Loan;

(k) except to the extent expressly set forth in the then-approved Operating Budget or the then-approved Business Plan, select or determine any insurance plans, carriers or coverages to be purchased and maintained by or on behalf of the Company or any Property Company;

(l) make any expenditures which are at variance with the then-approved Operating Budget or Business Plan (A) (1) with respect to any Operating Expense (as defined in the applicable Hotel Management Agreement) for any Property unless Operating Expenses for such Property would not exceed the estimated Operating Expenses for such Property as set forth in the then-current and approved Operating Budget with respect to such Property by five percent (5%) or more (in the aggregate, but not by line item) and (2) with respect to any other expenditure not described in clause (1), unless the variance in question does not exceed a particular summary line item by the lesser of (x) $50,000 or (y) 10% of that summary line item, and (B) unless the overall Operating Budget for the Company, Ink I, Ink III, Ink IV, Ink V, Ink VI and Ink VII is not exceeded in the aggregate by more than 2.5% (excluding, for purposes of the foregoing calculation, the use of any contingency line items set forth in the then-approved Operating Budget)), and provided that in any case the Managing Member may make an Emergency Expenditure pursuant to the procedures set forth in clause (b) of this definition);

(m) grant or convey any easement, lien, ground lease, mortgage, deed, deed of trust, bill of sale, contract or other instrument purporting to convey or encumber any Property, either wholly or in part;

(n) take any Bankruptcy action on behalf of the Company or any of its Subsidiaries;

(o) institute any legal or arbitration proceedings in the name of the Company, settle any legal or arbitration proceedings against the Company or confess any judgment against the Company or any Property, other than (i) the institution of an eviction action, a suit for breach of a tenant lease or other similar proceeding contemplated in or provided for in the then-approved Operating Budget or the then-approved Business Plan or (ii) settlements or compromises for litigation or arbitration providing solely for the payment of money damages where the amount paid (after giving effect to any insurance proceeds) in settlement or compromise does not exceed $50,000;

(p) execute, deliver or file any agreement, permit, request, application or filing with any governmental agency, any neighboring property owner, any community organization or any similar regulatory body, or send any correspondence to or have any other material communications with, any governmental agency, which directly binds the Company or any of its Affiliates or any Member or any of its Affiliates, or which advocates a position on behalf of the Company or its Affiliates or any Member or its Affiliate (excluding correspondence, communications and other actions with respect to ministerial matters consistent with the then-approved Operating Budget and the then-approved Business Plan);

(q) approve any investment other than as contemplated by this Agreement or approve any renovation or disposition of any Property, except as expressly authorized by the then-approved Business Plan and other than an Emergency Expenditure or Repair made pursuant to the procedures set forth in clause (b) of this definition;

(r) enter into any exclusivity, competition or confidentiality agreement that is or purports to be binding upon any Member or any of its Affiliates or interest holders;

(s) enter into any settlements with any third party or any consent decree, order (judicial or otherwise) with any Governmental Entity, related to the breach of any Environmental Law, or the sampling, monitoring, treatment, remediation, removal or clean up of Hazardous Substances with respect to the Properties;

(t) knowingly take or approve, or refrain from taking or approving, any action that is reasonably likely to lead to a default under any Loan Documents or to a material dispute with any Lender;

(u) knowingly take or approve, or refrain from taking or approving, any action that could trigger a recourse provision under any then-outstanding Loan;

(v) approve any marketing plans or agreements with respect to any Property, except as expressly authorized by the then-approved Business Plan;

(w) require or permit the Company to make any loan to any Member or any of its Affiliates, or require or permit any loan (other than a Member Loan) to be made by any Member to the Company;

(x) cause the Company or any Property Company to execute or deliver any indemnity or guaranty;

(y) change the Company’s depreciation and accounting methods and make other decisions with respect to the treatment of various transactions for federal income tax purposes, and change the Company’s elections for federal, state or local income tax purposes;

(z) amend this Agreement (or the corresponding organizational documents of any Subsidiary of the Company) in any respect;

(aa) take or approve any action relating to any tax certiorari proceeding or other tax appeal affecting any Property;

(bb) recapitalize, reclassify, redeem, repurchase or otherwise acquire any equity or other interests of the Company or any Subsidiary of the Company;

(cc) merge, consolidate or dissolve the Company or any of its Subsidiaries;

(dd) remove and replace Island Hospitality Management as Hotel Manager;

(ee) permit or cause any Transfer that may reasonably be expected to cause the assets of the Company or any Subsidiary of the Company to be deemed “plan assets” (within the meaning of 29 C.F.R. 2510.3-101, as modified by Section 3(42) of ERISA);

(ff) enter into any swap, hedge, collar or other interest rate protection agreement;

(gg) enter into any lease, whether as lessor or lessee, other than short term storage leases in connection with a capital program or equipment leases in the ordinary course of business;

(hh) take any action that could reasonably be expected to cause Chatham to fail to qualify as a TRS of Chatham REIT;

(ii) [reserved]

(jj) cause any rebranding of properties or entry into new franchise agreements;

(kk) approve or implement any Operating Budget or Business Plan, as set forth in Section 3.5;

(ll) except as otherwise expressly permitted pursuant to this Agreement or the then-current Operating Budget or Business Plan, entering into, amending or modifying agreements with cost or liability to the Company, Ink I, Ink III, Ink IV, Ink V, Ink VI, Ink VII or their respective Subsidiaries in excess of $5 million in any fiscal year or which are otherwise material to the business of the Company, Ink I, Ink III, Ink IV, Ink V, Ink VI and/or Ink VII, provided, that for purposes of this provision, the cost of an agreement shall be calculated based on only the period prior to the time that the Company, Ink I, Ink III, Ink IV, Ink V, Ink VI, Ink VII or the applicable Subsidiary shall have the right to freely terminate such agreement, and shall include any fee payable upon termination by the Company, Ink I, Ink III, Ink IV, Ink V, Ink VI, Ink VII or any of their respective Subsidiaries.

(mm) entering into any agreement with an Affiliate of a Member other than pursuant to Section 4.4;

(nn) causing the Company or any Subsidiary other than a Property Company or Property Leaseco to hold any assets other than (w) the interests in its Subsidiaries as of the Closing Date after giving effect to the transactions contemplated by the Plan, (x) any interest in an entity treated as a corporation for U.S. federal income tax purposes, (y) any cash reserves intended for distributions to the Members or to pay Company expenses or (z) any other assets that the Managing Member is permitted to acquire and hold pursuant to the then-effective Operating Budget;

(oo) entering into or terminating, disposing of or materially amending the terms of any joint venture to which the Company or any of its Subsidiaries is a party;

(pp) changing the principal banking institutions with which the Company or its subsidiaries maintain deposit, borrowing or other relationships; or

(qq) materially changing the line(s) of business of the Company and its Subsidiaries or conducting business in a jurisdiction other than the United States.

“Managing Member” means Chatham, in its capacity as Managing Member of the Company, and any successor thereto appointed in accordance with this Agreement.

“Member” has the meaning set forth in the preamble.

“Member Loan” has the meaning set forth in Section 2.2(d).

“Midland Amended and Restated Binding Commitment” means that certain Amended and Restated Binding Commitment Regarding the Acquisition and Restructuring of Certain Subsidiaries of Innkeepers USA Trust dated October 18, 2011 by and among the Company, Ink I, Ink III and Midland Loan Services, a division of PNC National Bank, National Association.

“Midland Loan” means the new non-recourse mortgage loan in an aggregate principal amount of not less than $675,000,000 made by Midland Loan Services, a division of PNC National Bank, as contemplated by the Amended Bid.

“Minimum Cerberus Multiple” has the meaning set forth in Section 7.1(b).

“Monthly Expense Amount” has the meaning set forth in Section 3.1(c)(i).

“Net Cash Flow” means, during the applicable period, the gross cash proceeds derived by the Company during such period from any source (including financings or refinancings) less the portion thereof used to pay or establish reserves for all Company operating expenses, the Expense Reimbursement, the fees payable under the Hotel Management Agreements, debt payments, taxes, capital improvements, replacements and contingencies or otherwise required to be held by the Company, all as determined by the Managing Member in its reasonable discretion subject to the provisions of this Agreement; provided, however, that Net Cash Flow shall not be reduced by depreciation, amortization, cost recovery deductions or similar allowances, but shall be increased by any reductions of previously established reserves; and provided further that Net Cash Flow shall not include any cash that the Company or its Subsidiaries is prohibited from distributing to the Members by the terms of any Indebtedness of the Company or its Subsidiaries.

“Non-Contributing Member” has the meaning set forth in Section 2.2(d).

“Non-Notifying Member” has the meaning set forth in Section 3.7.

“Notifying Member” has the meaning set forth in Section 3.7.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“OFAC List Sanctions Programs” means any countries, territories, individuals or entities that are prohibited pursuant to the laws, regulations or Executive Orders administered by OFAC, including the List of Specially Designated Nationals and Blocked Persons administered by OFAC, as such list may be amended from time to time.

“Officer” means any officer of the Company or any Subsidiary thereof appointed in accordance with this Agreement or by the manager of such Subsidiary.

“Operating Budget” means the annual operating budget for the ownership, operation, leasing, marketing and sale of the Properties and the properties owned by Ink I, Ink IV, Ink V, Ink VI, and Ink VII, as in effect from time to time pursuant to Section 3.5 hereof.

“Percentage Interest” means, with respect to any Member, such Member’s ownership interest in the Company, calculated as the percentage obtained by dividing the Capital Contributions of such Member by the aggregate Capital Contributions of all the Members.

“Permitted Transferee” means (i) with respect to any Member who is not a natural person, any Affiliate of such Member (provided that for purposes of this clause (i), “Affiliate” shall mean, with respect to the Member in question, a Person (including any fund or managed account) that such Member solely controls, is controlled solely by or under common control with (and no Person other than the common controlling Person controls such Affiliate) such Member, and provided further that notwithstanding the immediately preceding proviso, Affiliates specified in the second sentence of the definition of Affiliate shall be deemed to be “Affiliates” for purposes of this clause (i)); (ii) with respect to any Member who is a natural person, (x) upon the death of such natural person, any Person in accordance with such natural person’s will or the laws of intestacy; (y) the Family Members of such natural person, entities formed for estate or family planning purposes and/or one or more trusts for the sole benefit of the Family Members of such natural person provided that such natural person shall not be released from his obligations under this Agreement as a Member; and (iii) in the event of the dissolution, liquidation or winding up of any Person that is a corporation, partnership or limited liability company, the stockholders, partners or members, as applicable, or a successor corporation, partnership or limited liability company all of the stockholders, partners or members of which, as applicable, are the Persons who were the stockholders, partners or members, as applicable, of such entity immediately prior to the dissolution, liquidation or winding up of such Person; provided further, however, that no such Transfer under any one or more of the foregoing clauses (i) through (iii) to any such

Person shall be permitted where such Transfer (x) fails to comply with the terms of Section 5.1, including, without limitation, by reason of a failure to comply in any respect with any federal or state securities laws, including, without limitation, the 1940 Act, or (y) would result in the Company becoming subject to the Exchange Act.

“Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, joint-stock company, estate, limited liability company, Series, unincorporated organization or other legal entity or organization.

“Plan” means the amended and restated plan of reorganization of the Debtors attached as Exhibit B to the Amended Bid.

“Post-Termination Major Decision” means any determination to cause the Company or any Subsidiary of the Company to take any action described in clauses (h), (n), (r), (t) (solely to the extent such action would trigger a Carveout Guaranty made by Chatham or its Affiliate), (u) (solely to the extent such action would trigger a Carveout Guaranty made by Chatham or its Affiliate), (z), (bb), or (hh) of the definition of “Major Decisions”.

“President and CEO” has the meaning set forth in Section 3.4(d)(i).

“Profits” or “Losses” means for each Fiscal Period, an amount equal to the taxable income or loss for such Fiscal Period. Such amount shall be determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) any income that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(b) any expenditures described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(c) in the event the Gross Asset Value of any Asset is adjusted pursuant to paragraphs (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(d) gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e) in lieu of depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss there shall be taken into account Depreciation for such Fiscal Period, computed in accordance with the definition of Depreciation; and

(f) to the extent an adjustment to the adjusted tax basis of any Asset pursuant to Code Section 734(b) or 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses.

“Promoted Interest” has the meaning set forth in Section 7.1(b).

“Properties” means the hotel properties listed on Annex A hereto, and any other property (real, personal or mixed) or real estate acquired by the Company in accordance with this Agreement.

“Property Company” means a direct or indirect subsidiary of the Company through which the Company indirectly holds one or more Properties.

“Property Leasecos” means each of Grand Prix Fixed Lessee LLC and Grand Prix Floating Lessee LLC, each a Delaware limited liability company that will be owned by Ink III.

“QIB” means a “qualified institutional buyer” within the meaning of Rule 144A under the 1933 Act.

“Regulations” means the federal income tax regulations promulgated by the Treasury Department under the Code, as such regulations may be amended from time to time. All references herein to a specific section of the Regulations shall be deemed also to refer to any corresponding provisions of succeeding Regulations.

“REIT” means an entity that qualifies as a “real estate investment trust” under Code Sections 856 through 860.

“Reorganized Debtors” means the Debtors, after giving effect to their reorganization in accordance with the Plan.

“Representative” has the meaning set forth in Section 10.2.

“Sell Notice” has the meaning set forth in Section 3.7.

“Senior Foreign Political Figure” means (a) a current or former senior official in the executive, legislative, administrative, military or judicial branches of a non-U.S. government (whether elected or not), a current or former senior official of a major United States political party or a current or former senior executive of a non-U.S. commercial enterprise, (b) a corporation, business or other entity that has been formed by or for the benefit of a Senior Foreign Political Figure; (c) an immediate family member of a Senior Foreign Political Figure; and (d) a close associate of a Senior Foreign Political Figure. For purposes of this definition, a “senior official or “senior executive” means an individual with substantial authority over policy, operations, or the use of government-owned resources.

“Subsidiary” of a Person means any corporation, partnership, limited liability company, trust and other entity, whether incorporated or unincorporated, with respect to which such Person, directly or indirectly, legally or beneficially, owns (i) a right to a majority of the profits of such entity; or (ii) securities having the power to elect a majority of the board of directors or similar body governing the affairs of such entity.

“Tax Matters Member” has the meaning set forth in Section 8.1.

“Termination Event” means (a) the occurrence of a Failed Contribution with respect to (i) any Initial Capital Contribution for which Capital Call has been made in accordance with Section 2.2(a), or (ii) any Capital Contribution (other than an Initial Capital Contribution) for which a Capital Call has been made other than pursuant to Section 2.2(b)(ii), (b) any material breach of Chatham’s obligations hereunder (other than a Failed Contribution), or any gross negligence, willful misconduct or fraud committed by Chatham or any Person affiliated with Chatham in connection with the performance of Chatham’s obligations hereunder, in each case other than such gross negligence, willful misconduct or fraud that, if capable of being Cured, is Cured within thirty (30) days after Chatham receives written notice thereof, provided, that, for all purposes under this Agreement, it shall not be a breach of Chatham’s obligations hereunder if Chatham takes or approves or refrains from taking or approving an action that would be a Major Decision as defined in clause (t) or (u) of the definition thereof as a consequence of taking or approving or refraining from taking or approving any action pursuant to a direction, an affirmative veto or a lack of approval after a specific request therefore, in each case from any Member other than the Managing Member to the extent such other Member is authorized to give such direction, veto or approval, (c) the reduction of Chatham’s Percentage Interest to a percentage of less than 5% hereof, (d) the failure of Jeffrey Fisher to remain as active in the management and business of Chatham REIT as he is as of the date of this Agreement, (e) any direct or indirect Transfer of an interest in Chatham that is not a Transfer permitted under Article V hereof, unless such Transfer, if capable of being Cured, is Cured within thirty (30) days after the occurrence thereof, (f) the failure of Chatham to timely satisfy its binding obligation to sell as a selling Member or to purchase as a purchasing Member, as applicable, under and as set forth in Section 3.7 below, (g) the termination of the Chatham Ink I Member as managing member of Ink I as a result of a Termination Event (for purposes of this clause (g), as defined in the Ink I LLC Agreement), (h) the termination of the Chatham Ink III Member as managing member of Ink III as a result of a Termination Event (for purposes of this clause (h), as defined in the Ink III LLC Agreement), (i) the termination of the Chatham Ink IV Member as managing member of Ink IV as a result of a Termination Event (for purposes of this clause (i), as defined in the Ink IV LLC Agreement), (j) the termination of the Chatham Ink V Member as managing member of Ink V as a result of a Termination Event (for purposes of this clause (j), as defined in the Ink V LLC Agreement), (k) the termination of the Chatham Ink VI Member as managing member of Ink VI as a result of a Termination Event (for purposes of this clause (k), as defined in the Ink VI LLC Agreement) or (l) the termination of the Chatham Ink VII Member as managing member of Ink VII as a result of a Termination Event (for purposes of this clause (l), as defined in the Ink VII LLC Agreement).

“Third Party Claim” has the meaning set forth in Section 11.6.

“Transfer” means any direct or indirect sale, assignment, pledge, hypothecation or other transfer or encumbrance of an interest in any Member or any Member’s Interest in the Company, whether by operation of law or otherwise (including, without limitation, the withdrawal of any Person having any direct or indirect interest in any Member), provided that the sale or transfer of capital stock or other equity interests in Chatham REIT or any successor thereto (whether by merger, consolidation or otherwise) shall not be considered a Transfer of any interests in Chatham REIT or its Affiliates, including Chatham, provided further that the sale or transfer of capital stock or other equity interests in Cerberus or any successor thereto (whether by merger, consolidation or otherwise) shall not be considered a Transfer of any interests in Cerberus or its Affiliates so long as Cerberus remains under the management and control of the Persons controlling Cerberus as of the date hereof.

“TRS” means an entity that qualifies as a “taxable REIT subsidiary” under Code Section 856(l).

“Valuation Amount” has the meaning set forth in Section 3.7.

“Voluntary Bankruptcy” has the meaning set forth in the definition of Bankruptcy.

“Voting Representative” has the meaning set forth in Section 10.2.

“Wind-Down Expenses” has the meaning set forth in Section 3.2(h).

Any capitalized term not defined herein shall have the meaning ascribed to such term in the Act.

Section 1.7 Certificates. Each Officer of the Company is an authorized Person within the meaning of the Act to execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction within the United States in which the Company may wish to conduct business. Audra Dowless is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware.

Section 1.8 Term. The term of the Company shall begin on the date the Certificate of Formation was filed with the Secretary of State of the State of Delaware and shall continue until terminated in accordance with the provisions hereof or pursuant to the Act.

Section 1.9 Amended Bid. Each of the Initial Members, by executing this Agreement, authorizes and ratifies the execution and delivery by the Company of the Amended Bid, containing the terms set forth in Exhibit B, to purchase the new common membership interests of the Reorganized Debtors and authorizes the Company to (a) enter or cause its Subsidiaries to enter into any other documents necessary to effect the actions contemplated by the Amended Bid; (b) enter, or cause its Subsidiaries to enter, into documents relating to the financing of the purchase of the Business on terms substantially consistent with the Amended Bid, including without limitation, any credit agreement, note purchase agreement or similar financing agreement, and any agreement, document or instrument to be delivered in connection with such financing; and (c) open, and cause its Subsidiaries to open, such bank accounts as shall be necessary or appropriate to conduct the operations of the Business. All actions taken by the Company prior to the Closing Date in connection with any of the foregoing are hereby ratified in all respects.

Section 1.10 Property Companies. To the extent the Company at any time acquires a Property directly rather than acquiring the equity interests of the current owner of a Property, the Company shall, at the election of the Initial Members, form one or more Property Companies to take title to all or any portion of any such Property or Properties. It is expressly understood that to the extent Properties are acquired through the acquisition of the equity interests of a Property Company, or the Company is directed pursuant to this Section 1.10 to utilize one or more Property Companies for any Properties, the Company shall conduct all of its business with respect to such Properties through such Property Company(ies); provided, however, that the organizational documents of the Property Companies shall provide (and the current organizational documents of all existing Property Companies acquired directly or indirectly by the Company shall be amended as necessary to provide) that the decisions of such Property Companies shall be made by the Company pursuant to the terms of this Agreement. The Managing Member shall perform, with no additional compensation, substantially identical services for each Property Company as the Managing Member performs for the Company, subject to the terms, conditions, limitations and restrictions set forth in this Agreement. The Managing Member agrees to perform such duties, and, in such circumstances and with regard to such duties, the Managing Member shall be subject to the same standards of conduct and shall have the same rights and obligations with regard to such duties performed or to be performed on behalf of any such Property Company as are set forth in this Agreement with regard to substantially identical services to be performed for or on behalf of the Company. Without limiting the generality of the foregoing, the Members agree to make such non-economic changes as any Lender(s) may require with respect to this Agreement and/or to the organizational documents of the Property Companies, including, without limitation, the addition of a non-member manager and/or independent director to the structure of any Property Company to the extent not already in place.

Section 1.11 Liability of Members.

(a) No Member shall have any duty to any other Member or to the Company beyond those specifically set forth in this Agreement.

(b) Except as otherwise expressly provided in the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company or of any other Member solely by reason of being a member of the Company. Except as otherwise expressly provided in the Act, the liability of each Member to the Company shall be limited to the amount of Capital Contributions required to be made by such Member, from time to time, in accordance with the provisions of this Agreement.

(c) Except as otherwise provided in this Agreement or under applicable Laws or Regulations, the Members shall not be required to lend any funds to the Company or, after its Capital Contributions shall have been made, to make any further contributions to the Company or to repay to the Company, any Member or any creditor of the Company all or any portion of any negative amount in their respective Capital Accounts. Subject to the terms of this Agreement, the Managing Member may, on behalf of the Company or any of its Subsidiaries, at any time and from time to time, apply for and secure one or more Loans, in such amounts, at such rates and on such other terms as are set forth in the then-applicable Operating Budget and then-applicable Business Plan or as may be agreed by the Members then permitted to approve Major Decisions. The Company shall use commercially reasonable efforts to either obtain such Loan(s) on a nonrecourse basis or to have such Loan(s) provide that any liability for customary recourse “carveouts” will be limited to the Company and its assets; provided, however, that if such efforts are unsuccessful, each of Cerberus and Chatham shall execute and deliver (or cause one of its Affiliates to execute and deliver) a Carveout Guaranty providing for recourse to such Person solely with respect to actions or omissions affirmatively taken or consented to or approved by such Person or its Affiliates (other than the Company and its Subsidiaries) to each Lender requiring such a guaranty in connection with its Loan, it being understood and agreed that the parties will seek for such Carveout Guaranties to be several so that (A) the Chatham Carveout Guaranty will cap Chatham’s exposure under such guaranty by an amount equal to Chatham’s Percentage Interest of such potential aggregate guaranty exposure (the “Chatham Cap”) and (B) the Cerberus Carveout Guaranty will cap Cerberus’s exposure under such guaranty by an amount equal to Cerberus’s Percentage Interest of such potential aggregate guaranty exposure (the “Cerberus Cap”); provided, however, if such Lender requires a joint and several Carveout Guaranty from Chatham and Cerberus or requires a guaranty from Cerberus but not Chatham or Chatham but not Cerberus, then, subject to the following proviso, Cerberus or Chatham, as the case may be, as guarantor, may seek contribution and repayment from the other party in accordance with the contribution agreement annexed hereto as Exhibit C so that Chatham’s and Cerberus’s exposure under the Carveout Guaranty shall not exceed each of the Chatham Cap and Cerberus Cap, respectively; and, provided further, that:

(i) if the guarantor under any Carveout Guaranty (the “Carveout Guarantor”) incurs or suffers any guaranty obligations or liabilities as a result of a default or breach of any covenant with respect to any of the Loan(s) that is (x) directly and immediately caused by such Carveout Guarantor through an action or omission taken without the affirmative consent or approval of the Members other than any Affiliate of such Carveout Guarantor, or (y) directly and immediately caused by a breach or default by such Carveout Guarantor of its obligations under such Carveout Guaranty, then such Carveout Guarantor shall be liable for 100% of all such obligations and liabilities, without any right of contribution against the Company or any of its Members, and, in addition, such Carveout Guarantor shall indemnify the Company, and the Members that are not Affiliates of such Carveout Guarantor for any and all losses, costs, liabilities and damages which the Company or such Members may incur or suffer by reason or such conduct on the part of such Carveout Guarantor;

(ii) if a Carveout Guarantor incurs or suffers any guaranty obligations or liabilities as a result of a default or breach of any covenant with respect to any of the Loan(s) that is attributable solely to a breach of this Agreement by any Member other than such Carveout Guarantor or its Affiliates, then such Member shall be liable for 100% of all such obligations and liabilities, without any right of contribution against the Company or any of its Members, and, in addition, such Member shall indemnify the Company, the Carveout Guarantor and the Members that are not Affiliates of such Member against any and all losses, costs, liabilities and damages which the Company, the Carveout Guarantor or such other Members may incur or suffer by reason of such conduct on the part of such Member; and

(iii) if any Carveout Guarantor incurs or suffers any obligations or liabilities under a Carveout Guaranty that are (x) not directly and immediately caused by such Carveout Guarantor through an action or omission taken without the affirmative consent or approval of the Members other than any Affiliate of such Carveout Guarantor, (y) not directly and immediately caused by a breach or default by such Carveout Guarantor of its obligations under such Carveout Guaranty, or (z) attributable solely to a breach of this Agreement by any Member other than such Carveout Guarantor or its Affiliates, in addition to any rights the Carveout Guarantor may have under the contribution agreement with respect to such Carveout Guaranty, such Carveout Guarantor shall be entitled to seek reimbursement and indemnification from the Company with respect to all such obligations and liabilities.

Except as otherwise provided in clauses (i)-(ii) above and subject to the second and third provisos of this Section 1.11(c), all obligations or liabilities which are incurred or suffered, at any time and from time to time, by any guarantor under a Carveout Guaranty shall be subject to repayment pursuant to the contribution agreement annexed hereto as Exhibit C. Unless approved by the Members, the terms of each and every Loan shall be such that neither the Loan nor any amounts due thereunder are of the type described in Section 514(c)(9)(B)(ii) of the Code.

ARTICLE II.

PERCENTAGE INTERESTS, CAPITAL

CONTRIBUTIONS AND CAPITAL ACCOUNTS

Section 2.1 Percentage Interests. Each Member will receive a Percentage Interest in the Company for such Member’s Capital Contributions.

Section 2.2 Capital Contributions.

(a) Initial Contributions. During the period commencing on the date hereof and ending on the Closing Date, Cerberus and Chatham shall make one or more Capital Contributions (collectively, the “Initial Capital Contributions”) in respect of their respective Initial Capital Contribution Amounts pursuant to Capital Calls issued from time to time in accordance with this Section 2.2 to fund (i) on the Closing Date, the Company’s portion of the purchase price under the Amended Bid (taking into account any deposits previously funded by the Company and/or its Affiliates), and (ii) any other closing costs, fees and expenses incurred in connection with the transactions contemplated by the Plan and the Amended Bid, including with respect to any Loans. All such Initial Capital Contributions shall be made pro rata by Cerberus and Chatham in proportion to their relative Initial Capital Contribution Amounts. Notwithstanding anything in this Agreement to the contrary, the aggregate amount of Chatham’s Initial Capital Contribution plus the Chatham Ink I Member’s aggregate Ink I Initial Capital Contribution, the Chatham Ink III Member’s aggregate Ink III Initial Capital Contribution, the Chatham Ink IV Member’s aggregate Ink IV Initial Capital Contribution, the Chatham Ink V Member’s aggregate Ink V Initial Capital Contribution, the Chatham Ink VI Member’s aggregate Ink VI Initial Capital Contribution and the Chatham Ink VII Member’s aggregate Ink VII Initial Capital Contribution shall not exceed the lesser of $37,000,000 and 12.5% of the aggregate Capital Contributions, Ink I Capital Contributions, Ink III Capital Contributions, Ink IV Capital Contributions, Ink V Capital Contributions, Ink VI Capital Contributions and Ink VII Capital Contributions (the “Chatham Cap”). In the event that Chatham’s ratable share of all Initial Capital Contributions required to be made pursuant to this Section 2.2 plus the sum of (u) the Chatham Ink I Member’s aggregate Ink I Initial Capital Contributions required to be made pursuant to Section 2.2 of the Ink I LLC Agreement, (v) the Chatham Ink III Member’s aggregate Ink III Initial Capital Contributions required to be made pursuant to Section 2.2 of the Ink III LLC Agreement, (w) the Chatham Ink IV Member’s aggregate Ink IV Initial Capital Contributions required to be made pursuant to Section 2.2 of the Ink IV LLC Agreement, (x) the Chatham Ink V Member’s aggregate Ink V Initial Capital Contributions required to be made pursuant to Section 2.2 of the Ink V LLC Agreement, (y) the Chatham Ink VI Member’s aggregate Ink VI Initial Capital Contributions required to be made pursuant to Section 2.2 of the Ink VI LLC Agreement and (z) the Chatham Ink VII Member’s aggregate Ink VII Initial Capital Contributions required to be made pursuant to Section 2.2 of the Ink VII LLC Agreement, would exceed the Chatham Cap, such excess contribution amount shall be funded by Cerberus and Cerberus’ Percentage Interest shall be appropriately increased to reflect its relative contribution to the total amount of Initial Capital Contributions made pursuant to this Section 2.2. In the event that Cerberus or Chatham does not fund its pro rata portion of any Initial Capital Contribution, (x) in the case of Cerberus,

Chatham may, on behalf of the Company, enforce the commitment made by Cerberus Series Four Holdings LLC (“Cerberus Series Four”), or (y) in the case of Chatham, Cerberus may, on behalf of the Company, enforce the commitment made by Chatham REIT, in each case in Cerberus Series Four’s or Chatham REIT’s, as applicable, capacity as a Plan Sponsor (as defined in the Amended Bid) to provide equity capital as set forth, and on the terms and conditions contained in, the Amended Bid.

(b) Additional Capital Contributions. (i) Subject to the terms and conditions of this Agreement, the Managing Member may issue Capital Calls at any time and from time to time if additional capital is required for the conduct of the business of the Company (including without limitation to fund costs and expenses that would be treated as capital expenditures under GAAP), each Member shall be required to contribute its pro rata share of such additional capital in proportion to its Percentage Interest.

(ii) Notwithstanding anything in this Agreement to the contrary, Cerberus shall have the right, at any time and from time to time, to make a Capital Call, in lieu of allowing the Managing Member to make such Capital Call, or to require the Managing Member to make a Capital Call at the direction of Cerberus and, in either such event, shall not be subject to the conditions and restrictions which would otherwise apply to a Capital Call made by the Managing Member, if Cerberus determines in good faith that the Company requires additional capital to maintain the Properties or otherwise satisfy its existing obligations.

(c) Payment of Capital Contributions. Capital Contributions by the Members shall be made in U.S. dollars by wire transfer of federal funds to an account or accounts of the Company specified by the Company. Except as otherwise provided herein, no Member shall be entitled to any compensation by reason of its Capital Contribution or by reason of serving as a Member. No Member shall be required to lend any funds to the Company.

(d) Failure to Fund Capital Contributions. If a Member shall fail to timely make any Capital Contribution required pursuant to this Section 2.2 (such Member being hereinafter referred to as a “Non-Contributing Member”), the Managing Member shall give the other Members notice of the amount not funded by the Non-Contributing Member (such amount being hereinafter referred to as the “Failed Contribution”), and if one or more of such other Members shall have funded its ratable share of the Capital Contribution in question (each a “Contributing Member” and collectively, the “Contributing Members”), each Contributing Member shall have the right to fund its pro rata portion of such Failed Contribution (such amount of all or any part of a Failed Contribution funded by such Contributing Member, the “Funded Amount”), and elect, at its sole election, to (i) treat the Funded Amount as an unsecured loan to the Company (a “Member Loan”), repayable solely out of available cash, and bearing interest at the rate of 15% per annum, compounded monthly as of the end of each calendar month, or (ii) treat such Funded Amount as a Capital Contribution by such Contributing Member, in which event (A) such Contributing Member’s Capital Contribution and Capital Account shall be increased by 115% of such Contributing Member’s Funded Amount, and (B) the Percentage Interest of such Contributing Member shall be increased by such Funded Amount (valued in accordance with the value of Percentage Interests as of the date hereof) and the Percentage Interest of the Non-Contributing Member shall be correspondingly decreased. Any Member Loan shall be secured by a lien in favor of the Contributing Member(s) on the interests of the Non-Contributing Member that owes such obligations. Any Contributing Member or Members electing to treat its Funded Amount as a Member Loan shall receive all distributions payable to the Non-Contributing Member pursuant to Section 7.1 below until such time as the Member Loan shall be paid in full (including all interest thereon); provided that if more than one Contributing Member has made a Member Loan in respect of such Non-Contributing Member’s Failed Contribution, each such Contributing Member shall receive its proportionate share of all such distributions based on such Contributing Member’s Member Loan as compared to all Member Loans made in respect of such Failed Contribution. In the event that one or more Contributing Members elect to treat their respective Funded Amounts as capital contributions and the Non-Contributing Member subsequently contributes all or any portion of the Failed Contribution amount to the Company pursuant to the 15-day cure period in Section 3.6(a) below, (x) such contributed amount shall be distributed to the Contributing Member(s) pro rata in accordance with their respective Funded Amounts, and (y)(I) the Contributing Members’ Percentage Interests shall be decreased by such distribution in respect of its Funded Amount and (II) the Non-Contributing Member’s Percentage Interest shall be correspondingly increased.

Section 2.3 Capital Accounts.

(a) Capital Accounts. A capital account (“Capital Account”) shall be maintained for each Member in accordance with this Section 2.3. Without limiting the generality of the foregoing, a Member’s Capital Account shall be increased by (i) the amount of money contributed by the Member to the Company, (ii) the initial Gross Asset Value of property contributed by the Member to the Company, as determined by the contributing Member and the Managing Member (net of liabilities that the Company is considered to assume or take subject to pursuant to Code Section 752), (iii) allocations to the Member of Profits pursuant to Article VI, and (iv) the amount of any Company liability assumed by such Member. A Member’s Capital Account shall be decreased by (x) the amount of money distributed to the Member, (y) the Gross Asset Value of any property so distributed to the Member as determined by the distributee Member and the Managing Member (net of any liabilities that such Member is considered to assume or take subject to pursuant to Code Section 752), and (z) allocations to the Member of Losses pursuant to Article VI.

(b) Negative Capital Account. No Member shall be required to make up a deficit balance in such Member’s Capital Account or to pay to any Member the amount of any such deficit in any such account.

(c) Credit of Capital Contribution. For purposes of computing the balance in a Member’s Capital Account, no credit shall be given for any Capital Contribution which such Member is to make until such Capital Contribution is actually made.

(d) Transfer. In the event of a Transfer of all or a portion of a Member’s interest in the Company in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferring Member to the extent it relates to the Transferred interest.

Section 2.4 Admission of New Members. Unless otherwise permitted under Article V, new Members may only be admitted to membership in the Company with the approval of Cerberus and Chatham. A new Member must agree in writing to be bound by the terms and provisions of the Certificate of Formation and this Agreement, each as may be amended from time to time, and must execute a counterpart of, or an agreement adopting, this Agreement or other related agreements as Cerberus and Chatham may require. Upon admission, the new Member shall have all rights and duties of a Member of the Company; provided, however, that such new Member shall only be entitled to such voting rights as are expressly provided pursuant to this Agreement.

Section 2.5 Interest. No interest shall be paid or credited to the Members on their Capital Accounts or upon any undistributed amounts held by the Company.

Section 2.6 Capital Withdrawal Rights, Interest and Priority. Except as expressly provided in this Agreement, no Member shall be entitled to withdraw or reduce such Member’s Capital Accounts in whole or in part until the dissolution, liquidation and winding-up of the Company, except to the extent that distributions pursuant to Article VII represent returns of capital. A Member who withdraws or purports to withdraw as a Member of the Company without the consent of all of the Initial Members or as otherwise allowed by this Agreement shall be liable to the Company for any damages suffered by the Company on account of the breach and shall not be entitled to receive any payment in respect of its Percentage Interest in the Company or a return of its Capital Contribution until the time otherwise provided herein for distributions to Members.

ARTICLE III.

MANAGEMENT OF THE COMPANY

Section 3.1 Company Governance. Each Member and the Company hereby agree that the Business and the Company shall be governed by the provisions of this Article III and that, accordingly, the Company shall cause its Subsidiaries to act in accordance with the determinations of the Company made pursuant to this Article III.

(a) The Company shall generally be managed by the Managing Member, who shall have the overall responsibility for the management, operation and administration of the Company. The Managing Member is, to the extent of its rights and powers set forth in this Agreement, an agent of the Company and the actions of the Company by and through the Managing Member taken in accordance with such rights and powers shall bind the Company. Except as authorized by the Managing Member or as set forth in this Agreement, no Member shall participate in the management and control of the Business or the Company nor shall any Member have the right or authority to act on behalf of the Company in connection with any matter.

(b) Limitation on Liability of Managing Member. The Managing Member shall not, solely by reason of being Managing Member, be personally liable for the expenses, liabilities or obligations of the Company whether arising in contract, tort or otherwise.

(c) Compensation and Reimbursement. (i) Not less than five days before the first Business Day of each month, Chatham, the Chatham Ink I Member, the Chatham Ink III Member, the Chatham Ink IV Member, the Chatham Ink V Member, the Chatham Ink VI Member and the Chatham Ink VII Member shall provide the Members with a notice setting forth (x) its good faith estimate of the expenses that it will incur for such month in connection with its duties in its capacity as Managing Member of the Company, Chatham Ink I Member’s duties in its capacity as managing member of Ink I, Chatham Ink III Member’s duties in its capacity as managing member of Ink III, Chatham Ink IV Member’s duties in its capacity as managing member of Ink IV, Chatham Ink V Member’s duties in its capacity as managing member of Ink V, Chatham Ink VI Member’s duties in its capacity as managing member of Ink VI and Chatham Ink VII Member’s duties in its capacity as managing member of Ink VII including, without limitation, Chatham’s, Chatham Ink I Member’s, Chatham Ink III Member’s, Chatham Ink IV Member’s, Chatham Ink V Member’s, Chatham Ink VI Member’s and/or Chatham Ink VII Member’s reasonable costs and expenses of any Chatham Company Personnel, less (y) any amounts paid to Chatham, the Chatham Ink I Member, the Chatham Ink III Member, the Chatham Ink IV Member, the Chatham Ink V Member, the Chatham Ink VI Member and/or the Chatham Ink VII Member previously in respect of a Monthly Expense Amount in excess of expenses actually incurred by Chatham, the Chatham Ink I Member, the Chatham Ink III Member, the Chatham Ink IV Member, the Chatham Ink V Member, the Chatham Ink VI Member and/or the Chatham Ink VII Member for such month, plus (z) any expenses actually incurred by Chatham, the Chatham Ink I Member, the Chatham Ink III Member, the Chatham Ink IV Member, the Chatham Ink V Member, the Chatham Ink VI Member and/or the Chatham Ink VII Member previously with respect to a given month exceeding the Monthly Expense Amount for such month (together, the “Monthly Expense Amount”). So long as neither Chatham nor any of its Affiliates is in material default of its obligations under this Agreement, the Ink I LLC Agreement, the Ink III LLC Agreement, the Ink IV LLC Agreement, the Ink V LLC Agreement, the Ink VI LLC Agreement or the Ink VII LLC Agreement and such material default has not been cured within thirty (30) days after written notice of such material default is delivered to Chatham by any other Member, and provided that Chatham has not been removed as the Managing Member pursuant to Section 3.2(h), the Chatham Ink I Member has not been removed as the Managing Member of Ink I pursuant to Section 3.2(h) of the Ink I LLC Agreement, the Chatham Ink III Member has not been removed as the Managing Member of Ink III pursuant to Section 3.2(h) of the Ink III LLC Agreement, the Chatham Ink IV Member has not been removed as the Managing Member of Ink IV pursuant to Section 3.2(h) of the Ink IV LLC Agreement, the Chatham Ink V Member has not been removed as the Managing Member of Ink V pursuant to Section 3.2(h) of the Ink V LLC Agreement, the Chatham Ink VI Member has not been removed as the Managing Member of Ink VI pursuant to Section 3.2(h) of the Ink VI LLC Agreement and the Chatham Ink VII Member has not been removed as the Managing Member of Ink VII pursuant to Section 3.2(h) of the Ink VII LLC Agreement, the Company shall pay to Chatham in its capacity as Managing Member (or, at the written direction of Chatham, to a designated Affiliate of Chatham), on the first Business Day of each month or as promptly as practicable thereafter, an amount equal to the Company’s portion, determined based on the relative number of hotels owned by each of the Company, Ink I, Ink IV, Ink V, Ink VI and Ink VII, of the Monthly Expense Amount submitted for such month (the “Expense Reimbursement”).

(ii) Except as expressly set forth in clause (i) above or in any separate agreement between the Managing Member and the Company, the Managing Member shall not receive compensation or reimbursement of its expenses for its services performed on behalf of the Company or other benefits it provides to the Company.

(iii) At any time in connection with its review of Chatham’s proposed Monthly Expense Amount for any month, Cerberus may in its reasonable discretion require that Chatham eliminate the position(s) associated with particular Chatham Company Personnel and no longer include the costs associated with such position(s) as part of Chatham’s Monthly Expense Amount, beginning with the Monthly Expense Amount that is three months after Chatham is notified of such requirement from Cerberus; provided, that the Managing Member shall be permitted to include in the applicable Monthly Expense Amount for the month in which such expenses are to be paid all severance and related costs incurred in connection with the termination of such Chatham Company Personnel at Cerberus’ request, to the extent the grant to such terminated Chatham Company Personnel of such severance obligation was approved by Cerberus, the Cerberus Ink I Member, the Cerberus Ink III Member, the Cerberus Ink IV Member, the Cerberus Ink V Member, the Cerberus Ink VI Member or the Cerberus Ink VII Member at the time of grant.

Section 3.2 Authority, Duties and Obligations of the Managing Member.

(a) The Member designated as the Managing Member (i) shall conduct and manage the day-to-day affairs of the Company in accordance with (A) the standard of care required of prudent and experienced joint venture managers and of third party asset and property managers performing similar functions for similar properties, (B) customary industry standards, and (C) the then-approved Operating Budget and the then-approved Business Plan, in each case subject to the limitations on the Managing Member’s authority and the rights granted solely to other Members set forth in this Agreement; (ii) shall perform the duties assigned to it hereunder; and (iii) shall use its best efforts to carry out all decisions permitted to be made unilaterally by Cerberus pursuant to this Agreement. In addition to the foregoing, the authority of the Managing Member shall be limited where (x) any Member’s consent or approval is expressly required under this Agreement, (y) the consent or approval of any of the Members is expressly required by a non-waivable provision of applicable law, or (z) the Managing Member’s authority is otherwise limited or rights are otherwise granted solely to other Members by the terms of this Agreement.

(b) In furtherance of the foregoing, and subject in each case to the terms of this Agreement, including the restrictions on the Managing Member set forth in Section 3.6(b), the Managing Member shall (i) use commercially reasonable efforts to enforce all agreements entered into by the Company; (ii) use commercially reasonable efforts to cause the Company at all times to perform and comply with the provisions (including, without limitation, any provisions requiring the expenditure of funds) of any loan commitment, agreement, mortgage, lease or other contract, instrument or agreement to which the Company is a party or which affects any Property; (iii) subject to the availability of the funds therefor, pay in a timely manner all non-disputed operating expenses of the Company in accordance with the terms of the then-approved Operating Budget and the then-approved Business Plan; (iv) subject to the availability of the funds therefor, obtain and maintain insurance coverage with respect to the Properties, at customary levels and in any event consistent with the requirements of any Loans, and, subject to the availability of the funds therefor, pay all non-disputed taxes, assessments, charges and fees payable in connection with the ownership, operation and sale of the Properties; (v) devote sufficient time to the performance of its duties hereunder in accordance with good industry practice and this Agreement; and (vi) provide Cerberus with copies of all material correspondence and other communications with any Lender pertaining to any Loan, as and when the same are delivered or received.

(c) The Managing Member hereby covenants and agrees that it shall cause its personnel, including all Chatham Company Personnel, to perform and/or supervise the performance of, as applicable, all of the day-to-day activities and/or duties required of the Managing Member under the terms of this Agreement; and (ii) no Chatham Company Personnel shall spend any business time as an employee of Chatham on any project(s) other than the Business of Ink I, Ink III, Ink IV, Ink V, Ink VI, Ink VII, the Company and their respective Subsidiaries.

(d) Promptly following any request therefor by any Initial Member, the Managing Member shall deliver to such Initial Member a counterpart copy of any agreement, certificate or other document executed and delivered by the Managing Member in the name of or on behalf of the Company, and shall otherwise make available to any Initial Member all of the books and records of the Company that are in the possession or control of the Managing Member during reasonable business hours; provided, that from and after the occurrence of a Termination Event, this paragraph (d) shall apply only to the Cerberus Initial Members, and the Chatham Initial Members shall no longer have any of the rights set forth in this paragraph (d).

(e) Provided that Chatham has not been removed as the Managing Member pursuant to Section 3.2(g) hereof, Jeffrey Fisher and the other officers of the Managing Member shall at all times oversee the fulfillment of the duties of the Managing Member hereunder. Except as expressly provided or permitted herein, the Managing Member shall not delegate any of its rights or powers to manage and control the business and affairs of the Company without the prior written consent of Cerberus.

(f) The Managing Member hereby covenants and agrees that it shall not hold itself out to any third party as having any authority to act for or on behalf of the Company, or to bind the Company in any manner, other than to the extent that such authority is expressly granted to the Managing Member in Section 3.2(a) or otherwise granted herein or in writing by Cerberus. The Managing Member hereby acknowledges and agrees that notwithstanding anything set forth in this Section 3.2 to the contrary, the Managing Member shall not have any authority to act on behalf of the Company or to execute any documents, agreements or instruments on behalf of the Company other than to the extent that such authority is set forth in Section 3.2(a) or otherwise expressly granted under this Agreement or in writing by Member, and the Managing Member, acting in such capacity, shall be subject, in all events, to the then-approved Operating Budget and Business Plan of the Company.

(g) Notwithstanding anything set forth in Section 3.2(a)-(h) hereof to the contrary, Cerberus shall have the power and authority, on behalf of the Company, to request, authorize and approve each of the following without the approval or consent of any other Member:

(i) Compel, cause and undertake the liquidation of the Company and take all actions related thereto, including the disposition of all then remaining Properties, at any time following April 25, 2016, so long as such liquidation will not (A) cause a default under any then existing Loan Documents, (B) cause Chatham to incur or suffer any recourse liability under any then existing Loan Documents (including, without limitation, any Carveout Guaranty given by Chatham or any of its Affiliates), (C) cause the Company or any of its Members (or any of their respective Affiliates) to become the subject of a Bankruptcy, or (D) jeopardize the TRS status of Chatham; provided, however, that Cerberus shall keep the other Initial Members reasonably informed of any material actions undertaken pursuant to this clause (i) with respect to intended, planned or pending dispositions;

(ii) Demand and receive an updated Operating Budget and Business Plan from the Managing Member, at any time and from time to time but in any event no more than once each fiscal quarter, together with such other reporting items or information as Cerberus may reasonably require;

(iii) Audit the books and records of the Company and any Property Companies; provided, however, that the Company shall only be required to pay for one such audit per calendar year, and any additional audits requested by Cerberus in any given calendar year shall be paid for by Cerberus;

(iv) Compel, cause and undertake the disposition of any Property in an arms length transaction to any Person other than Cerberus or an Affiliate of Cerberus, so long as such disposition will not (A) cause a default under any then existing Loan Documents, (B) cause Chatham to incur or suffer any recourse liability under any then existing Loan Documents (including, without limitation, any Carveout Guaranty given by Chatham or any of its Affiliates), (C) cause the Company or any of its Members (or any of their respective Affiliates) to become the subject of a Bankruptcy, or (D) jeopardize the TRS status of Chatham; provided, however, that Cerberus shall keep the other Initial Members reasonably informed of any material actions undertaken pursuant to this clause (iv) with respect to intended, planned or pending dispositions;

(v) Take any action which may be reasonably necessary for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Delaware; provided, however, that Cerberus shall keep the Managing Member reasonably informed of any material actions undertaken pursuant to this clause (v); and

(vi) Approve any restructuring plan or take or refrain from taking any other action relating to the restructuring of the Company, any Property or any Loan, so long as such restructuring will not (A) cause a default under any then existing Loan Documents, (B) cause Chatham to incur or suffer any recourse liability under any then existing Loan Documents (including, without limitation, any Carveout Guaranty given by Chatham or any of its Affiliates), (C) cause the Company or any of its Members (or any of their respective Affiliates) to become the subject of a Bankruptcy, (D) jeopardize the TRS status of Chatham, or (E) be more adverse to any Member other than Cerberus than it is to Cerberus; provided, that the restrictions contained in this clause (E) shall not apply to a restructuring of the Company, any Property or any Loan to the extent Cerberus has made a good faith determination that such restructuring is reasonably necessary to avoid, or mitigate the effects of, an existing default or an impending or imminent default under any Loan or franchise agreement and that the disproportionately adverse impact is reasonably necessary to consummate the restructuring on terms that, in Cerberus’ good faith judgment, are in the aggregate most favorable to the Company; provided, further, that Cerberus shall keep the Managing Member reasonably informed of any material actions undertaken pursuant to this clause (vi).

(h) Upon the occurrence of a Termination Event, Cerberus shall have the right, in its sole and absolute discretion, to remove Chatham as Managing Member hereunder; provided, that if Cerberus removes Chatham as Managing Member as a result of (1) an event described in clause (b) of the definition of Termination Event, (2) an event described in clause (g) of the definition of Termination Event based on the Chatham Ink I Member being removed as managing member of Ink I as a result of an event described in clause (b) of the definition of “Termination Event” contained in the Ink I LLC Agreement, (3) an event described in clause (h) of the definition of Termination Event based on the Chatham Ink III Member being removed as managing member of Ink III as a result of an event described in clause (b) of the definition of “Termination Event” contained in the Ink III LLC Agreement, (4) an event described in clause (i) of the definition of Termination Event based on the Chatham Ink IV Member being removed as managing member of Ink IV as a result of an event described in clause (b) of the definition of “Termination Event” contained in the Ink IV LLC Agreement, (5) an event described in clause (j) of the definition of Termination Event based on the Chatham Ink V Member being removed as managing member of Ink V as a result of an event described in clause (b) of the definition of “Termination Event” contained in the Ink V LLC Agreement, (6) an event described in clause (k) of the definition of Termination Event based on the Chatham Ink VI Member being removed as managing member of Ink VI as a result of an event described in clause (b) of the definition of “Termination Event” contained in the Ink VI LLC Agreement or (7) an event described in clause (l) of the definition of Termination Event based on the Chatham Ink VII Member being removed as managing member of Ink VII as a result of an event described in clause (b) of the definition of “Termination Event” contained in the Ink VII LLC Agreement, (x) Chatham shall no longer be entitled to any distributions of any Promoted Interest (it being understood that Chatham shall remain entitled to all other distributions contemplated hereby), and (y) Chatham shall not be entitled to receive reimbursement of any Wind-Down Expenses (as defined below). In the event that Cerberus removes Chatham as Managing Member pursuant to this Section 3.2(h), (i) Cerberus shall have the right, in its sole and absolute discretion, to either become or designate an Affiliate to become the Managing Member of the Company or cause the Company to engage a third-party manager for the Company’s business, (ii) the consent of Chatham shall no longer be necessary for any Major Decision other than a Post-Termination Major Decision, and (iii) except as set forth above, upon its removal as Managing Member, Chatham may submit to the Company and the other Members a good faith estimate of the amount of expenses (the “Wind-Down Expenses”) it will reasonably incur in connection with the wind-down of its duties in its capacity as Managing Member, including without limitation Approved Severance Costs, together with reasonably detailed backup for such estimate, and the

Company will promptly pay such amount to Chatham (or, at the written direction of Chatham, to a designated Affiliate of Chatham); provided, that in no event shall the Company be required to pay to Chatham under this Section 3.2(h) Wind-Down Expenses that, when aggregated with the Wind-Down Expenses payable by Ink I pursuant to Section 3.2(h) of the Ink I LLC Agreement, the Wind-Down Expenses payable by Ink III pursuant to Section 3.2(h) of the Ink III LLC Agreement, the Wind-Down Expenses payable by Ink IV pursuant to Section 3.2(h) of the Ink IV LLC Agreement, the Wind-Down Expenses payable by Ink V pursuant to Section 3.2(h) of the Ink V LLC Agreement, the Wind-Down Expenses payable by Ink VI pursuant to Section 3.2(h) of the Ink VI LLC Agreement and the Wind-Down Expenses payable by Ink VII pursuant to Section 3.2(h) of the Ink VII LLC Agreement, exceed $500,000 unless such excess amounts result from liabilities or obligations incurred in accordance with the applicable Operating Budget and Business Plan as approved by Cerberus, the Cerberus Ink I Member, the Cerberus Ink III Member, the Cerberus Ink IV Member, the Cerberus Ink V Member, the Cerberus Ink VI Member or the Cerberus Ink VII Member at the time of incurrence as potential Wind-Down Expenses, or as otherwise approved in writing by Cerberus, the Cerberus Ink I Member, the Cerberus Ink III Member, the Cerberus Ink IV Member, the Cerberus Ink V Member, the Cerberus Ink VI Member or the Cerberus Ink VII Member as potential Wind-Down Expenses.

Section 3.3 Managing Member Certifications. Any Person dealing with the Company may rely (without duty of further inquiry) upon a certificate issued by the Company that is signed by the Managing Member or any of the Officers as to any of the following:

(a) the identity of any Member or Officer or other agent of the Company;

(b) the existence or nonexistence of any fact or facts which constitute(s) a condition precedent to acts by the Managing Member or the Members;

(c) the Person or Persons authorized to execute and deliver any instrument or document of the Company; or

(d) any act or failure to act by the Company or any other matter whatsoever involving the Company.

Section 3.4 Officers.

(a) Principal Officers. The Officers of the Company shall be a President and Chief Executive Officer, and may be a Chief Operating Officer, Chief Financial Officer, Secretary, Treasurer, one or more Vice Presidents, and one or more Assistant Treasurers or Assistant Secretaries.

(b) Other Officers. The Managing Member may also appoint such other Officers and agents as it shall deem necessary who shall hold their offices for such terms and shall, subject to the limitations set forth herein, exercise such powers and perform such duties as shall be determined from time to time by the Managing Member.

(c) Compensation. The compensation of all Officers and all officers of the Subsidiaries shall be fixed by, and paid by, the Managing Member; provided, however,

that their salaries shall conform to any employment agreement approved by the Members, to the extent required by this Agreement and entered into between the Company or any Subsidiary and any Officer. In no event shall the Company be required to pay any compensation to any Officer.

(d) Authority of Officers.

(i) The President and Chief Executive Officer (or “President and CEO”) of the Company shall have general and active management of the Company, shall have the responsibility for the day-to-day management and operation of the Company, and shall see that all lawful orders and resolutions are carried out. The President and CEO shall execute bonds, mortgages and other contracts except where the signing and execution shall be expressly delegated by the Members or, to the extent permitted by this Agreement, the Managing Member to one or more other officers or agents of the Company.

(ii) If appointed, the Chief Operating Officer, Chief Financial Officer, Vice Presidents, Treasurer, Secretary, Assistant Treasurers and Assistant Secretaries shall have the powers and duties described in this Section 3.4, as may be modified from time to time by the Managing Member:

1)	Chief Operating Officer. The Chief Operating Officer shall have responsibility for the day-to-day management and operation of the Business, general oversight of the operation of the Company’s operations and employees, and other such duties and responsibilities as determined by the President and CEO or the Managing Member.

2)	Chief Financial Officer. The Chief Financial Officer shall have responsibility for the day-to-day management and general oversight of the accounting and finance function of the Company and supervision of any Treasurer and Assistant Treasurers, and other such duties and responsibilities as determined by the President and CEO, the Chief Operating Officer or the Managing Member.

3)	The Vice Presidents. The Vice Presidents shall perform such duties and have such powers as the Managing Member or the President and CEO or the Chief Operating Officer may from time to time prescribe.

4)	The Secretary; Assistant Secretary. The Secretary shall attend all meetings of the Members and record all the proceedings of the meetings of the Company and of the Members in a book to be kept for that purpose and shall perform like duties for any standing committees when required. He or she shall give, or cause to be given, notice of all meetings of committees of the Company, and shall perform such other duties as may be prescribed by the Managing Member or the President and CEO, under whose supervision he or she shall be. In the absence of the Secretary or in the event of his or her incapacity or refusal to act, or at the direction of the Secretary, any Assistant Secretary may perform the duties of the Secretary.

5)	The Treasurer; Assistant Treasurer. The Treasurer shall have the custody of the Company’s funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Members. The Treasurer shall disburse the funds of Company as may be ordered by the Members or, to the extent permitted by this Agreement, the Managing Member, President and CEO, Chief Financial Officer or Chief Operating Officer, taking proper vouchers for such disbursements, and shall render to the President and CEO, Chief Operating Officer, Chief Financial Officer and Managing Member, or when any Officer so requires, an account of all transactions as treasurer and of the financial condition of the Company.

(e) Limitations on Officer’s Powers. Notwithstanding any other provision contained in this Agreement to the contrary, should a delegation of authority be established by the Managing Member, no act shall be taken, sum expended, decision made, obligation incurred or power exercised by any Officer on behalf of the Company other than in accordance with such delegation of authority.

(f) Term of Officers. (i) An Officer may resign at any time by giving written notice to the Managing Member. The resignation of an Officer shall take effect upon the Managing Member’s receipt of written notice of the Officer’s resignation or at such later time as shall be specified in the written notice. Unless otherwise specified in the Officer’s written notice of resignation, the acceptance of the Officer’s resignation shall not be necessary to make it effective. If the Officer also is a Member, the Officer’s resignation as an Officer shall not affect the Officer’s rights as a Member and shall not constitute a withdrawal of the Officer as a Member.

(ii) The Managing Member may terminate the employment of and/or remove any Officer with or without cause.

(iii) The Managing Member may elect at any time a new or replacement Officer to fill any vacancy.

Section 3.5 Operating Budget and Business Plan. (a) For the period beginning on the Closing Date and ending on December 31, 2011, the Company shall operate in accordance with the current Operating Budget (in the form annexed hereto as Exhibit D) prepared by the Debtors and a Business Plan to be mutually agreed by the Members. Thereafter, the Operating Budget and Business Plan shall be prepared and submitted annually by the Managing Member, the Chatham Ink I Member, the Chatham Ink III Member, the Chatham Ink IV Member, the Chatham Ink V Member, the Chatham Ink VI Member or the Chatham Ink VII Member (or the Hotel Manager at the direction of the Managing Member) to the Initial Members for approval at least thirty (30) calendar days prior to the end of each fiscal year with respect to the following fiscal year which shall, in the case of the Operating Budget, set forth, inter alia, all anticipated revenues, operating expenses, capital expenditures, renovation budgets, renovation schedules and reserves for the Company, Ink I, Ink III, Ink IV, Ink V, Ink VI and Ink VII during such period, and, in the case of the Business Plan shall set forth, inter alia, the Company’s, Ink I’s, Ink III’s,

Ink IV’s, Ink V’s, Ink VI’s and Ink VII’s strategy for the leasing, marketing and operation of each of the Properties and the properties owned by Ink I, Ink IV, Ink V, Ink VI and Ink VII and an estimate of the amount, timing and reason for all anticipated Capital Contributions from the Members during such period; provided, that if the Managing Member should fail to timely prepare and submit in proposed form any such Operating Budget and Business Plan, Cerberus, the Cerberus Ink I Member, the Cerberus Ink III Member, the Cerberus Ink IV Member, the Cerberus Ink V Member, the Cerberus Ink VI Member and/or the Cerberus Ink VII Member shall be authorized to prepare such Operating Budget and Business Plan for the approval of the Initial Members. Whenever the Managing Member determines that revisions to the then-approved Operating Budget or Business Plan would be in the best interests of the Company, the Managing Member may submit such proposed revisions to such Operating Budget and/or Business Plan to Cerberus for its review; provided, however, that all amendments and modifications to the then-approved Operating Budget or Business Plan shall require the approval of Cerberus, which approval may be granted or withheld by Cerberus in its sole and absolute discretion.

(b) Notwithstanding Section 3.5(a), in the event that the Initial Members are unable to agree on all or certain provisions of an Operating Budget or Business Plan for a given year, the Managing Member will conduct the business of the Company pursuant to those provisions of such Operating Budget or Business Plan which are agreed-upon and adopted. With respect to any aspects of the business of Company that are not addressed by the Operating Budget or Business Plan for that given year, the Managing Member is authorized and directed to cause the employees of the Company to conduct such aspect of the business of the Company in accordance with the guidelines set forth in the most recently approved Operating Budget or Business Plan, as applicable, and otherwise in accordance with prior practice; provided, however, that, if applicable, the Managing Member may adjust the annual compensation of the Chatham Company Personnel and other expenses of the Company for inflation.

Section 3.6 Voting Rights of Members.

(a) Members shall have no right or authority to vote on matters other than matters explicitly requiring such vote in this Agreement or in the Act. For matters set forth in this Agreement explicitly requiring a vote of the Initial Members, such matters shall require the vote of all Initial Members. In the event any Initial Member shall transfer less than all of its Percentage Interest to an unaffiliated third party in a transaction or in a series of transactions, then the portion of such Initial Member’s votes that is equal to the portion of such Initial Member’s Percentage Interest transferred shall be deemed cancelled and the transferee (if an unaffiliated third party) in such transfer shall not have the right to vote on any matter as an “Initial Member”. In the event any Initial Member shall transfer its entire Percentage Interest held on the date of such transfer to an unaffiliated third party in a transaction or in a series of transactions, then all of the votes of its Percentage Interest on the date of such transfer shall be deemed to have been transferred to such transferee upon the satisfaction of the conditions contained in Article V and such transferee shall not have the right to vote on any matter as an “Initial Member”. Notwithstanding the foregoing, if at any time a Member (i) shall transfer more than 50% of such Member’s Percentage Interest (excluding, however, transfers made by such Member to a Permitted Transferee), or (ii) shall be in default with respect to its obligations to fund additional capital contributions pursuant to Section 2.2 above, the remaining votes of such Member shall be deemed cancelled and such Member shall have no voting rights except as otherwise required by the Act; provided, that in the case of clause (ii), (x) to the extent Contributing Member(s) elect to treat their respective Funded Amounts as loans and such Non-Contributing Member repays all such loans (including all interest thereon) within 15 days, the voting rights of such Member shall be reinstated and (y) to the extent the Contributing Member(s) elect to treat their respective Funded Amounts as capital contributions, the Company shall provide notice to such Non-Contributing Member on the next Business Day indicating such election and the voting rights of such Non-Contributing Member shall be deemed cancelled if the Non-Contributing Member does not provide its capital contribution to the Company within 15 days after receipt of such notice.

(b) Notwithstanding anything to the contrary in this Agreement, unless expressly set forth in this Agreement (including pursuant to Section 3.2(h) above), the Company shall not approve or take, and neither the Managing Member shall take or cause the Company to take or approve, any action with respect to any Major Decision without the affirmative vote or written consent of all of the Initial Members.

Section 3.7 Buy/Sell. At any time on or after April 25, 2013, any Initial Member (a “Notifying Member”) has the right (the “Buy/Sell Right”) to give written notice to the non-notifying Initial Members (each a “Non-Notifying Member”) to require that the Non-Notifying Members (x) buy all, but not less than all, of the Percentage Interest of the Company of the Notifying Member or (y) sell all, but not less than all, of the Non-Notifying Members’ Percentage Interest to the Notifying Member; provided, that no Member shall be entitled to exercise its Buy/Sell Right if, at the time of such Member’s election to so exercise, such Member is in default of any of its obligations hereunder and, provided, further, that if any member of Ink I (an “Ink I Notifying Member”), any member of Ink III (an “Ink III Notifying Member”), any member of Ink IV (an “Ink IV Notifying Member”), any member of Ink V (an “Ink V Notifying Member”), any member of Ink VI (an “Ink VI Notifying Member”) or any member of Ink VII (an “Ink VII Notifying Member”) has exercised its buy/sell right pursuant to Section 3.7 of the Ink I LLC Agreement (the “Ink I Buy/Sell Right”), Section 3.7 of the Ink III LLC Agreement (the “Ink III Buy/Sell Right”), Section 3.7 of the Ink IV LLC Agreement (the “Ink IV Buy/Sell Right”), Section 3.7 of the Ink V LLC Agreement (the “Ink V Buy/Sell Right”), Section 3.7 of the Ink VI LLC Agreement (the “Ink VI Buy/Sell Right”) or Section 3.7 of the Ink VII LLC Agreement (the “Ink VII Buy/Sell Right”), as applicable, the Member(s) that is an Affiliate of the Ink I Notifying Member, Ink III Notifying Member, Ink IV Notifying Member, Ink V Notifying Member, Ink VI Notifying Member or Ink VII Notifying Member, as applicable, shall be required to exercise its Buy/Sell Right hereunder at the same time. The Buy/Sell Right shall be exercised in accordance with the following provisions:

(i) The Notifying Member shall deliver to the Non-Notifying Member or Members, as the case may be, a written notice (a “Buy/Sell Notice”) (by both facsimile and certified mail) setting forth (A) its intention to exercise the Buy/Sell Right contained herein, (B) describing all oral or written offers, if any, received by the Notifying Member during the previous twelve calendar months relating to the acquisition, financing or leasing of all or any portion of the Properties. On or before the 20th day following its receipt of a

Buy/Sell Notice, each Non-Notifying Member may notify the Notifying Member (the “Election Notice”) whether it elects either (i) to sell its Percentage Interest for an amount equal to the amount that it would be entitled to receive if the Company had sold its assets for the Valuation Amount (as defined below) on the closing date of the Buy/Sell Right transaction, determined in accordance with Section 3.7(a)(iv) (the “Buy/Sell Closing Date”) and immediately thereafter paid all of its liabilities in full and distributed the net proceeds resulting from such sale to the Members (a “Sell Notice”) or (ii) to buy the Percentage Interest of the Notifying Member at an amount equal to the amount that the Notifying Member would be entitled to receive if the Company had sold its assets for Valuation Amount on the Buy/Sell Closing Date and immediately thereafter paid all of its liabilities in full and distributed the net proceeds resulting from such sale to the Members (a “Buy Notice”). If a Non-Notifying Member fails to deliver an election notice within that time, it will be deemed to have delivered a Sell Notice. Notwithstanding the foregoing, a Non-Notifying Member shall make (and shall be required to make) the same election to buy or to sell under this Section 3.7(i) as such Non-Notifying Member’s Affiliates have made in respect of their Ink I Buy/Sell Right, Ink III Buy/Sell Right, Ink IV Buy/Sell Right, Ink V Buy/Sell Right, Ink VI Buy/Sell Right or Ink VII Buy/Sell Right, as applicable, such that in no event shall a Notifying Member hereunder be required to purchase pursuant to a Buy Notice or required to sell pursuant to a Sell Notice or a deemed Sell Notice, as applicable, unless, in each case, the corresponding Ink I Notifying Member, Ink III Notifying Member, Ink IV Notifying Member, Ink V Notifying Member, Ink VI Notifying Member and Ink VII Notifying Member are also required to purchase pursuant to buy notices delivered in accordance with the Ink I LLC Agreement, Ink III LLC Agreement, Ink IV LLC Agreement, Ink V LLC Agreement, Ink VI LLC Agreement and Ink VII LLC Agreement, or are also required to sell pursuant to sell notices delivered or deemed to be delivered in accordance with the Ink I LLC Agreement, Ink III LLC Agreement, Ink IV LLC Agreement, Ink V LLC Agreement, Ink VI LLC Agreement and Ink VII LLC Agreement, as applicable.

(ii) Promptly after a Buy/Sell Notice is delivered, the Notifying Member and the Non-Notifying Member or Members, as the case may be, shall attempt to reach agreement on the value of the assets of the Company as of the Buy/Sell Closing Date, free and clear of all liabilities (the “Valuation Amount”). Within fifteen (15) days after such Buy/Sell Notice is delivered, the Notifying Member on the one hand and the Non-Notifying Member or Members, as the case may be, on the other hand shall submit to the other an estimate of the Valuation Amount. If the estimates vary by ten percent (10%) or less of the greater value, the Valuation Amount shall be determined by calculating the average of the two submitted values. In the event that either the Notifying Member on the one hand and the Non-Notifying Member or Members, as the case may be, on the other hand fail to submit an estimate within the required fifteen (15) day period and if such failure continues for five (5) days after notice of such failure from the other, such failure shall be deemed for all purposes to constitute acceptance of the single estimate submitted in a timely fashion. If the two estimates vary by more than 10%, then such Members shall appoint HVS International or another independent, nationally recognized valuation expert mutually agreeable to such Members as an independent appraiser (the “Independent Appraiser”) to determine the Valuation Amount. The Independent Appraiser shall be instructed to determine the Valuation Amount at least fifteen (15) days prior to the Buy/Sell Closing Date, and the determination of the Independent Appraiser shall be final and binding upon the Members; provided that in no event shall the Valuation Amount as determined by the Independent Appraiser be less than the lowest estimate or greater than the highest estimate submitted by the Members pursuant to this Section 3.7(a)(ii). In connection with any valuation process, including the generation and submission of estimates to each other by the Members, (A) the Members shall consult with each other to determine what information shall be provided to the Independent Appraiser, (B) the Members shall provide the Independent Appraiser and the other Members full access during normal business hours to examine all pertinent books, records and files, agreements and other operating agreements, and (C) each Member shall provide the other Members with copies of any information, document, file, agreement or data concurrently with its provision to the Independent Appraiser. The fees and expenses of the Independent Appraiser shall be borne by the Company. In the event that the determination of the valuation amount for Ink I (the “Ink I Valuation Amount”), the valuation amount for Ink III (the “Ink III Valuation Amount”), the valuation amount for Ink IV (the “Ink IV Valuation Amount”), the valuation amount for Ink V (the “Ink V Valuation Amount”), the valuation amount for Ink VI (the “Ink VI Valuation Amount”) and/or the valuation amount for Ink VII (the “Ink VII Valuation Amount”) is to be determined by an independent appraiser pursuant to Section 3.7 of the Ink I LLC Agreement, the Ink III LLC Agreement, the Ink IV LLC Agreement, the Ink V LLC Agreement, the Ink VI LLC Agreement and/or the Ink VII LLC Agreement, as applicable, the Members shall appoint the same independent appraiser to determine the Ink I Valuation Amount, the Ink III Valuation Amount, the Ink IV Valuation Amount, the Ink V Valuation Amount, the Ink VI Valuation Amount, the Ink VII Valuation Amount and the Valuation Amount hereunder, and shall instruct such Independent Appraiser to use the same methodology to determine the Ink I Valuation Amount, the Ink III Valuation Amount, the Ink IV Valuation Amount, the Ink V Valuation Amount, the Ink VI Valuation Amount, the Ink VII Valuation Amount and the Valuation Amount hereunder.

(iii) If one or more of the Non-Notifying Members deliver or are deemed to have delivered a Sell Notice and one or more Non-Notifying Members deliver or are deemed to have delivered a Buy Notice, then the Notifying Member and each Non-Notifying Member that delivered a Sell Notice will sell their Percentage Interest to the Non-Notifying Member(s) that delivered a Buy Notice, and such Non-Notifying Members shall purchase such Percentage Interests pro rata based on the aggregate Percentage Interest represented by such Non-Notifying Members. Within five (5) Business Days after an election has been made under Section 3.7(a)(i), or, if later, three (3) Business Days after the final Valuation Amount is determined, the purchasing Member shall deposit with the selling Member a non-refundable earnest money deposit in an amount equal to 10% of the amount which the selling Member is entitled to receive for its Percentage Interest hereunder. Such deposit shall be applied to the purchase price due to the selling Member at closing; provided, however, that if the purchasing Member should thereafter fail to consummate the transaction, such deposit shall be retained as liquidated damages by the selling Member, free of all claims of the acquiring Member, and the purchasing Member shall thereafter be permanently barred from initiating the exercise of the Buy/Sell Right pursuant to this Section 3.7. The Members agree that damages would be suffered by the selling Member as a result of any such default on the purchasing Member’s part, that such damages would be difficult or impossible to determine, and that the amount of the deposit represents a reasonable estimate of what such damages would be.

(iv) The closing date of the purchase and sale shall be the 90th day after the last Election Notice was received or deemed received, (or if that day is not a Business Day, on the next succeeding Business Day), or if later the fifth Business Day after all regulatory approvals required for the purchase and sale have been obtain, or at such other time as the Initial Members may agree. At that time (x) the selling Member(s) shall sell, assign, and deliver its Percentage Interest, and the selling Member(s) and their Affiliate(s), as applicable, shall sell, assign, and deliver their respective Percentage Interests so specified to the purchasing Member(s) free and clear of all liens, security interests and adverse claims, together with such instruments of transfer, evidence of the absence of all liens, security interests or adverse claims, and evidence of due authorization, execution, and delivery of all related documentation as the purchasing Member(s) reasonably may request; and (y) the purchasing Member(s) shall pay the selling Member(s) the amount that each would be entitled to receive if the Company had sold its assets for Valuation Amount on the Buy/Sell Closing Date and immediately thereafter paid all of its liabilities in full and distributed the net proceeds resulting from such sale to the Members. Each Member will bear its own costs associated with the purchase and sale.

(v) On the closing, each selling Member shall cease to be a member of the Company, and its Percentage Interest shall vest in the purchasing Member(s).

(vi) If any Member fails to purchase and pay for any Percentage Interests as and when provided in the preceding provisions of this Section 3.7, then the selling Members may either (A) pro rata based on their respective Percentage Interests or as they otherwise may agree, at their election by notice to the defaulting Member at any time on or before the 30th day after the date the sale was to have been consummated, elect to purchase the Percentage Interest of the Member so defaulting and its Affiliates for a price calculated by multiplying 75% by the amount that the defaulting Member and its Affiliates would be entitled to receive if the Company had sold its assets for Valuation Amount on the Buy/Sell Closing Date and immediately thereafter paid all of its liabilities in full and distributed the net proceeds resulting from such sale to the Members; provided, that the closing of this purchase and sale otherwise shall occur as provided in Section 3.7(iv), but with any time periods measured from the date of the notice under this Section 3.7(vi); or (B) retain the defaulting Member’s earnest money deposit as liquidated damages for such default, the Members hereby acknowledging and agreeing that (1) it would be difficult or impossible to determine the damages suffered by the selling Members on account of the purchasing Member’s default, and (2) the amount of the deposit represents a reasonable estimate of such damages; provided, that in the event that the purchasing Member failed to make its earnest money deposit as required by 3.7(a)(iii) hereof, the selling Members shall have the right, in lieu of receiving liquidated damages pursuant to this Section 3.7(a)(vi), to seek and obtain an award or judgment against the purchasing Member in the amount of the required earnest money deposit, together with any reasonable attorneys’ fees and disbursements incurred in obtaining such award or judgment.

(vii) If the selling Member should default in its obligation to sell in accordance with this Section 3.7, the acquiring Member shall be entitled to either (A) demand and receive a return of the earnest money deposit which it previously deposited with the selling Member, and, upon the return of such deposit, the selling Member’s default hereunder shall be deemed to have been waived; provided, however, that if the selling Member fails to return such deposit to the acquiring Member, the purchasing Member shall have the right to seek and obtain an award or judgment against the selling Member in the amount of such deposit, together with any reasonable attorneys’ fees and disbursements incurred in obtaining such award or judgment; or (B) seek specific performance of the selling Member’s obligations under this Section 3.7, the

Members hereby acknowledging and agreeing that the remedy at law for breach of the obligations of the selling Member under this Section 3.7 would be inadequate in view of (x) the impossibility of accurately calculating the damages which would be suffered by the acquiring Member upon a default by the selling Member, and (y) the uniqueness of the Properties.

(viii) The preceding provisions of this Section 3.7 shall not apply to any Percentage Interest from and after the first time Percentage Interests are issued or sold through a registered offering under the Securities Act.

ARTICLE IV.

GENERAL GOVERNANCE

Section 4.1 Other Ventures.

(a) It is expressly agreed that each Initial Member, and any Affiliates, officers, directors, trustees, managers, stockholders, members, partners or employees of such Initial Member, may engage in other business ventures of every nature and description, whether or not in competition with the Company, independently or with others, and neither the Company nor the other Members shall have any rights in and to any independent venture or activity or the income or profits derived therefrom; the pursuit of other ventures and activities by any such Person is hereby consented to by each Member and shall not be deemed wrongful or improper.

(b) Nothing in this Agreement shall be construed so as to prohibit any Member or its respective Affiliates, officers, directors, managers, stockholders, members, partners or employees from owning, operating or investing in any business of any nature and description, independently or with others and no Member need disclose its intention to make any such investment to the other, nor advise the Company of the opportunity presented by any such prospective investment.

(c) Notwithstanding the foregoing, in the event that any Member receives an opportunity directly related to any Property, such Member shall first offer such opportunity, to the extent relating to any Property, to Cerberus and Chatham on behalf of the Company. If either Cerberus or Chatham (i) declines on behalf of the Company to participate in such opportunity or (ii) is deemed to decline on behalf of the Company to participate in such opportunity as a result of a failure to approve participation by the Company within 10 Business Days of such offer, but either Chatham or Cerberus, as applicable, as the non-presenting Member wishes to participate in such opportunity in its own capacity, Chatham or Cerberus, as applicable and the presenting Member shall participate in such opportunity on such basis as they shall agree or, in the absence of such agreement, in proportion to their then equity percentages in the Company. If the Company and each Member thereof rejects such opportunity, the presenting Member may exploit such opportunity in any manner it sees fit, provided that the presenting Member is not provided materially more favorable terms in the aggregate with respect to such opportunity than were presented to the Company, or the non-presenting Member in connection with their potential participation.

Section 4.2 Information. The Company covenants and agrees, and the Managing Member shall cause the Company, to deliver to each Member (a) consolidated financial reports of the Company audited by PricewaterhouseCoopers LLP or such other independent accounting firm of national reputation for the Company and its subsidiaries, within 90 days after the end of the Fiscal Year of the Company; (b) consolidated quarterly unaudited financial reports for the Company, setting forth (i) an itemized breakdown of all income and expenses of the Company for such quarter, (ii) a reconciliation of actual revenues and expenses as compared with the projected Budget amounts for such items, together with a detailed explanation of any noted discrepancies, (iii) an update on the progress of the Company’s business as compared to the then-approved Business Plan, and (iv) such other updates and information as may reasonably be requested by Cerberus, within 45 days after the end of each fiscal quarter of the Company; (c) consolidated monthly financial reports for the Company within 30 days after the end of the each month; and (d) such other information and data (including such information and reports made available to any Lender of the Company or any of its Subsidiaries under any credit agreement or otherwise) as from time to time may be reasonably requested by Cerberus. All information provided by the Managing Member pursuant to Sections 4.2 and 4.3 shall be certified by an officer of the Managing Member (or, for so long as Chatham is the Managing Member, by the senior-most employee of Chatham that is a member of the Chatham Company Personnel) as to its truth, completeness and authenticity.

Section 4.3 Access. The Company shall, and shall cause its Subsidiaries, Officers, directors, trustees, members, employees, auditors and other agents to (a) afford the Officers, employees, auditors and other agents of the Members during normal business hours and upon reasonable notice reasonable access to its officers, employees, auditors, legal counsel, properties, offices, plants and other facilities and to all books and records and (b) afford each Initial Member the opportunity to discuss the Company’s affairs, finances and accounts with the Officers or Managing Member from time to time as each such Initial Member may reasonably request without creating an undue burden on the Company, including, without limitation, but in particular, upon notice that a vote is required with respect to a Major Decision; provided, that the Company shall not be required to afford any Chatham Initial Member such opportunity from and after the occurrence of a Termination Event except with respect to a Post-Termination Major Decision.

Section 4.4 Affiliate Transactions.

(a) Neither the Company nor any Property Company shall enter into any agreement for the performance of any service or activity, or for the purchase of any item, with an Affiliate of a Member (other than the Hotel Management Agreements with Island Hospitality Management), without first receiving the prior written approval of the Initial Members, which approval may be withheld in each such Member’s sole and absolute discretion; provided, that, from and after the occurrence of a Termination Event, the prior written approval of the Chatham Initial Members shall no longer be required so long as any such arrangement is on an arms’ length basis.

(b) Notwithstanding anything set forth in Section 3.2 or Section 3.6 hereof to the contrary, an Initial Member, acting alone and on behalf of the Company and any then existing Property Companies, may enforce and make all decisions under or in connection with agreements between the Company or any Property Company, on the one hand, and the other Initial Member and/or its Affiliates, on the other hand, provided that for purposes of this Section 4.4(b) Island Hospitality Management shall be considered an Affiliate of Chatham.

ARTICLE V.

TRANSFERS OF INTERESTS

Section 5.1 Restrictions on Transfer.

(a) No Transfer shall be made by either Chatham or Cerberus with respect to all or any portion of its Interest without the prior written approval of the non-Transferring Member unless such Transfer is (i) pursuant to Section 3.7 of this Agreement, or (ii) to a Permitted Transferee of such Member. No Member will have the ability to directly or indirectly syndicate its Interest to unaffiliated co-investors.

(b) The Company, each Member, the Managing Member, the Officers and any other Person or Persons having business with the Company need only deal with Members who are admitted as Members or as additional or substitute Members of the Company, and they shall not be required to deal with any other Person by reason of a Transfer by a Member. In the absence of a transferee of a transferring Member’s Percentage Interest being admitted as a Member as provided herein, any payment to a Member shall release the Company and the Members of all liability to any other Persons who may be interested in such payment by reason of an assignment by such Member.

(c) Each transferee, as a condition to its admission as a Member, shall execute and deliver to the Company such instruments (including a counterpart of this Agreement), in form and substance reasonably satisfactory to the Managing Member, as the Managing Member shall reasonably deem necessary or desirable to confirm the agreement of such transferee to be bound by all the terms and provisions of this Agreement (as it may be amended in connection with the admission of such transferee as a Member). The Members agree to amend this Agreement to the extent necessary to reflect the Transfer and admission of the new Member and to continue the Company without dissolution. Upon execution of such instruments, the transferee shall be admitted to the Company as a Member. Immediately following the admission of the transferee to the Company as a Member, any Person who has thereby transferred all of its ownership interest in the Company shall cease to be a Member of the Company. Except as set forth herein, any transferee who is admitted to the Company as a Member shall succeed to the rights and powers, and be subject to the restrictions and liabilities, of the transferor Member to the extent of the Percentage Interest transferred.

(d) In the event that the Members determine to sell all but not less than all of their Percentage Interest in the Company (including pursuant to Section 3.7 hereof), the Tax Matters Member will propose a schedule (the “Allocation Schedule”) to the Initial Members of the Company allocating the expected purchase price in accordance with Section 1060 of the Code. Upon the affirmative vote of each of the Initial Members of the Company

(or, from and after the occurrence of a Termination Event, the Cerberus Initial Members), such proposed allocation will be the Allocation Schedule that will be proposed by the Members in connection with the potential sale and, if no objection is made to such Allocation Schedule by the third party purchaser of the Percentage Interests, will be final and binding in connection with such sale upon the Members.

Section 5.2 Non-Permitted Transfers.

(a) Any purported Transfer of all or any portion of a Member’s Percentage Interest of the Company or any economic benefit or other interest therein not in compliance with Section 5.1 shall be null and void ab initio, regardless of any notice provided to any of the parties hereto, and shall not create any obligation or liability of any of the parties hereto to the purported transferee, and any Person purportedly acquiring all or any portion of any Percentage Interest or any economic benefit or other interest therein transferred not in compliance with Section 5.1 shall not be entitled to admission to the Company as a substitute Member. In the event of any direct or indirect Transfer of an interest in a Member, other than a Transfer permitted under Article V hereof, the Member that has made such Transfer shall not be necessary for any Major Decision until such Transfer has been rescinded or otherwise nullified, except that the consent of such Member shall still be required to amend this Agreement.

(b) In the case of an attempted Transfer of all or any portion of any Percentage Interest of the Company or any economic benefit or other interest therein that is not in compliance with Section 5.1, the parties engaging or attempting to engage in such Transfer shall indemnify and hold harmless the other parties hereto and their respective officers, directors, affiliates, members, partners and employees from all cost, liability and damage that any of such indemnified persons may incur (including, without limitation, incremental tax liability and attorneys’ fees and expenses) as a result of such Transfer or attempted Transfer and the enforcement of this indemnity.

(c) No Member, including any assignee or successor in interest of any Member, shall Transfer all or any portion of its Percentage Interest of the Company or any economic benefit or other interest therein if such Transfer would cause the Company to be treated as a “publicly traded partnership” within the meaning of Code Section 7704 and the Regulations promulgated thereunder.

ARTICLE VI.

ALLOCATIONS

Section 6.1 General Rules.

(a) Allocations of Profits and Losses. Except as otherwise provided in this Article VI, Profits and Losses for any Fiscal Period shall be allocated among the Members in such manner that, as of the end of such Fiscal Period, the respective Capital Accounts of the Members shall be equal to the respective amounts that would be distributed to them, determined as if the Company were to (i) liquidate the assets of the Company for an amount equal to their Gross Asset Value and (ii) distribute the proceeds of liquidation pursuant to Section 10.3.

Section 6.2 Other Allocation Rules.

(a) For purposes of determining the Profits, Losses or other items allocable to any Fiscal Period, Profits, Losses and such other items shall be determined on a daily, monthly or other basis as determined by the Tax Matters Member in its reasonable discretion using any permissible method under Code Section 706 and the Regulations thereunder.

(b) The Members are aware of the United States federal income tax consequences of the allocations made by this Article VI and hereby agree to be bound by the provisions of this Article VI in reporting their shares of Company income and loss for income tax purposes.

(c) All items of income, gain, loss, deduction, or credit and any other allocations not otherwise provided for shall be allocated among the Members as determined by the Tax Matters Member in its reasonable discretion.

(d) If a Member transfers all or a portion of its Percentage Interest during any Fiscal Period, then Profits, Losses, each item thereof and all other items attributable to the transferred interest for such Fiscal Period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests in the Company during the Fiscal Period in accordance with Section 706(d) of the Code, using any conventions permitted by law and selected by the Tax Matters Member in its reasonable discretion.

Section 6.3 Tax Allocations: Code Section 704(c).

(a) Subject to Section 6.3(b) and (c), for each Fiscal Year, items of income, deduction, gain, loss and credit shall be allocated for tax purposes among the Members to reflect the amounts which have been credited or debited to the Capital Account of each such Member for such Fiscal Year and prior Fiscal Years.

(b) In accordance with Code Section 704(c) and the Regulations thereunder, items of income, gain, loss, deduction and credit with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted tax basis of such property at the time of contribution to the Company for federal income tax purposes and its initial Gross Asset Value at the time of contribution using a method permitted by applicable Regulations under Code Section 704(c), as determined by the Tax Matters Member in its reasonable discretion.

(c) In the event the Gross Asset Value of any Asset is adjusted in accordance with paragraph (b) of the definition of Gross Asset Value hereof, subsequent allocations of items of income, gain, loss, deductions or credit with respect to such asset shall take into account any variation between the adjusted tax basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

(d) Any elections or other decisions relating to allocations for tax purposes, basis adjustments or other tax matters shall be made by the Tax Matters Member in its reasonable discretion. Allocations pursuant to this Section 6.3 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account, share of Profits or Losses, or other items or distributions pursuant to any provision of this Agreement.

(e) Notwithstanding anything in this Agreement to the contrary, the Tax Matters Member shall not make any determinations or elections, or fail to make any elections reasonably requested by the Managing Member, under this Article VI or the definition of “Depreciation” that could reasonably be expected to disproportionately, materially and adversely affect Chatham or the Chatham REIT without Chatham’s prior written consent.

ARTICLE VII.

DISTRIBUTIONS AND EXPENSES

Section 7.1 Distributions of Net Cash Flow. (a) Net Cash Flow shall be reasonably determined by the Managing Member. Distributions of Net Cash Flow shall be made on a quarterly basis in the following order and priority:

(i) First, to any Member that has made a Member Loan in the amount of such Member Loan plus a return thereon at 15% per annum, compounded monthly;

(ii) Second, pari passu to the Members in accordance with their respective Percentage Interests until each Member and such Member’s Ink I Affiliate(s), Ink III Affiliate(s), Ink IV Affiliate(s), Ink V Affiliate(s), Ink VI Affiliate(s) and Ink VII Affiliate(s) collectively have received aggregate distributions from the Company, Ink I, Ink III, Ink IV, Ink V, Ink VI and Ink VII in an amount sufficient to provide a 15.0% per annum cumulative return, compounded monthly, on such Member’s Capital Contributions, such Member’s Ink I Affiliate’s Ink I Capital Contributions, such Member’s Ink III Affiliate’s Ink III Capital Contributions, such Member’s Ink IV Affiliate’s Ink IV Capital Contributions, such Member’s Ink V Affiliate’s Ink V Capital Contributions, such Member’s Ink VI Affiliate’s Ink VI Capital Contributions and such Member’s Ink VII Affiliate’s Ink VII Capital Contributions, taken as a whole;

(iii) Third, pari passu to the Members in accordance with their respective Percentage Interests until all Capital Contributions made by such Member, all Ink I Capital Contributions made by such Member’s Ink I Affiliate(s), all Ink III Capital Contributions made by such Member’s Ink III Affiliate(s), all Ink IV Capital Contributions made by such Member’s Ink IV Affiliate(s), all Ink V Capital Contributions made by such Member’s Ink V Affiliate(s), all Ink VI Capital Contributions made by such Member’s Ink VI Affiliate(s) and all Ink VII Capital Contributions made by such Member’s Ink VII Affiliate(s), taken as a whole, have been fully recovered;

(iv) Fourth, 10% to Chatham and 90% pari passu to the Members in accordance with their respective Percentage Interests until such time as Cerberus, Cerberus’ Ink I Affiliate, Cerberus’ Ink III Affiliate, Cerberus’ Ink IV Affiliate, Cerberus’ Ink V Affiliate, Cerberus’ Ink VI Affiliate and Cerberus’ Ink VII Affiliate have collectively received a 20.0% per annum cumulative return, compounded monthly, on Cerberus’ Capital Contributions, Cerberus’ Ink I Affiliate’s Ink I Capital Contributions, Cerberus’ Ink III Affiliate’s Ink III Capital Contributions, Cerberus’ Ink IV Affiliate’s Ink IV Capital Contributions, Cerberus’ Ink V Affiliate’s Ink V Capital Contributions, Cerberus’ Ink VI Affiliate’s Ink VI Capital Contributions and Cerberus’ Ink VII Affiliate’s Ink VII Capital Contributions, taken as a whole;

(v) Fifth, 15.0% to Chatham and 85.0% pari passu to the Members in accordance with their respective Percentage Interests until such time as Cerberus, Cerberus’ Ink I Affiliate, Cerberus’ Ink III Affiliate, Cerberus’ Ink IV Affiliate, Cerberus’ Ink V Affiliate, Cerberus’ Ink VI Affiliate and Cerberus’ Ink VII Affiliate have collectively received a 25.0% per annum cumulative return, compounded monthly, on Cerberus’ Capital Contributions, Cerberus’ Ink I Affiliate’s Ink I Capital Contributions, Cerberus’ Ink III Affiliate’s Ink III Capital Contributions, Cerberus’ Ink IV Affiliate’s Ink IV Capital Contributions, Cerberus’ Ink V Affiliate’s Ink V Capital Contributions, Cerberus’ Ink VI Affiliate’s Ink VI Capital Contributions, and Cerberus’ Ink VII Affiliate’s Ink VII Capital Contributions, taken as a whole; and

(vi) Sixth, 20.0% to Chatham and 80.0% pari passu to the Members in accordance with their respective Percentage Interests.

(b) Notwithstanding the foregoing, Chatham’s receipt of the Promoted Interests (as defined below) will be subject to Cerberus, Cerberus’ Ink I Affiliate, Cerberus’ Ink III Affiliate, Cerberus’ Ink IV Affiliate, Cerberus’ Ink V Affiliate, Cerberus’ Ink VI Affiliate and Cerberus’ Ink VII Affiliate first receiving a minimum return on Cerberus’ Capital Contributions, Cerberus’ Ink I Affiliate’s Ink I Capital Contributions, Cerberus’ Ink III Affiliate’s Ink III Capital Contributions, Cerberus’ Ink IV Affiliate’s Ink IV Capital Contributions, Cerberus’ Ink V Affiliate’s Ink V Capital Contributions, Cerberus’ Ink VI Affiliate’s Ink VI Capital Contributions and Cerberus’ Ink VII Affiliate’s Ink VII Capital Contributions, taken as a whole, of 150% (the “Minimum Cerberus Multiple”). In the event that the Minimum Cerberus Multiple is not met at any given time, distributions shall be made in accordance with the waterfall above provided that the Promoted Interests, if any, payable at such time will be retained by the Company in an escrow account managed by an escrow agent reasonably acceptable to Chatham and Cerberus and may only be distributed to Chatham and deducted from its Capital Account once the Minimum Cerberus Multiple has been achieved for at least two consecutive fiscal quarters. If Chatham receives distributions of the Promoted Interests, whether pursuant to Section 7.1(a) above or the immediately preceding sentence in this Section 7.1(b) and, at any time subsequent to such receipt, the Minimum Cerberus Multiple is not achieved for any two consecutive quarters, Chatham shall repay to the Company all distributions of Promoted Interests previously received by Chatham. Such repaid distributions shall be retained by the Company in escrow and shall be distributed to Chatham once the Minimum Cerberus Multiple has been achieved for at least two consecutive fiscal quarters.

The “Promoted Interest” shall mean any and all distributions to Chatham pursuant to clause (iv), (v) or (vi) above, in excess of the distributions that Chatham would have otherwise been entitled to receive had such distribution been made in accordance with the Members’ respective Percentage Interests.

Section 7.2 Amounts Withheld. All amounts withheld or paid pursuant to the Code or any provisions of state, local or foreign tax law with respect to any payment, distribution, allocation or other consideration paid to the Members, including in connection with a contribution of assets to the Company by a Member, shall be treated as amounts paid or distributed, as the case may be, to the Members with respect to which such amount was withheld or paid pursuant to this Section 7.2 for all purposes under this Agreement. The Company is authorized to withhold or pay, when required under applicable law, from payments, distributions, or other consideration paid to Members, and with respect to allocations to the Members, and to pay over to any federal, state, local or foreign government any amounts required to be so withheld or paid pursuant to the Code or any provisions of any federal, state, local or foreign law, and shall allocate any such amounts to the Members with respect to which such amounts were withheld or paid.

Section 7.3 Expenses. Except as otherwise provided in this Agreement, the Company will be responsible for all third party expenses of the Company. Subject to Section 3.1(c), each Member shall otherwise be responsible for all costs and expenses incurred by such Member in the performance of its obligations under this Agreement.

ARTICLE VIII.

OTHER TAX MATTERS

Section 8.1 Tax Matters Member. The Company and each Member hereby designate Cerberus as the “tax matters partner” for purposes of Code Section 6231(a)(7)(the “Tax Matters Member”). The Tax Matters Member (after consultation with the Managing Member) shall: (a) cause to be prepared and timely filed by the Company all United States federal, state and local income tax returns of the Company for each year for which such returns are required to be filed, and (b) determine the appropriate treatment of each item of income, gain, loss, deduction and credit of the Company and the accounting methods and conventions under the tax laws of the United States, the several states and other relevant jurisdictions as to the treatment of any such item or any other method or procedure related to the preparation of such tax returns. Subject to the express provisions of this Agreement, Cerberus may in its reasonable discretion cause the Company to make or refrain from making any and all elections permitted by such tax laws, provided that the Tax Matters Member shall not make, or refrain from making any election reasonably requested by the Managing Member, that could reasonably be expected to disproportionately, materially and adversely affect Chatham or the Chatham REIT without Chatham’s prior written consent.

Section 8.2 Furnishing Information to Tax Matters Member. Each Member shall furnish to the Tax Matters Member such information (including information specified in Code Section 6230(e)) as such Tax Matters Member may, at its reasonable discretion, request to permit it to provide the Internal Revenue Service with sufficient information to allow proper notice to the Members in accordance with Code Section 6223 or any other provisions of the Code or the published regulations thereunder which require the Tax Matters Member to obtain information from the Members.

Section 8.3 Tax Claims and Proceedings. In respect of any income tax audit of any tax return of the Company, the filing of any amended return or claim for refund in connection with any item of income, gain, loss, deduction or credit reflected on any income tax return of the Company, or any administrative or judicial proceedings arising out of or in connection with any such audit, amended return, claim for refund or denial of such claim, (a) all expenses reasonably incurred by the Tax Matters Member in connection therewith shall be expenses of the Company, (b) the Tax Matters Member shall promptly deliver to each other Members a copy of all notices, communications, reports and writings received from the IRS relating to or potentially resulting in an adjustment of Company items, shall promptly advise each of the other Members of the substance of any conversations with the IRS in connection therewith and shall keep the other Members advised of all developments with respect to any proposed adjustments which come to its attention; (c) the Tax Matters Member shall (i) provide the other Members with a draft copy of any correspondence or filing to be submitted by the Company in connection with any administrative or judicial proceedings relating to the determination of Company items at the Company level reasonably in advance of such submission, (ii) incorporate all reasonable changes or comments to such correspondence or filing requested by the other Members and (iii) provide the other Members with a final copy of correspondence or filing, (d) the Tax Matter Member will provide each Member with notice reasonably in advance of any meetings or conferences with respect to any administrative or judicial proceedings relating to the determination of Company items at the Company level (including any meetings or conferences with counsel or advisors to the Company with respect to such proceedings) and each Member shall have the right to participate, at its sole cost and expense, in any such meetings or conferences. Notwithstanding anything in this Agreement to the contrary, the Tax Matters Member shall not enter into any settlement agreement that is binding upon the other Members with respect to the determination of Company items at the Company level without the prior written consent of the other Members. The Tax Matters Member shall use commercially reasonable efforts to provide tax returns to all Members within 60 days after the end of the relevant fiscal year if the Managing Member has provided the requisite information to the Tax Matters Member or the Company’s accountants reasonably in advance of such date.

Section 8.4 Books and Records. The books and records of the Company shall reflect all Company transactions and shall be appropriate and adequate for the Company’s business. The books and records of the Company shall include a record of each transfer of participating interests of the Company. The Fiscal Year of the Company for financial reporting and for federal income tax purposes shall be the calendar year. All books and records of the Company shall be maintained at any office of the Company or at the Company’s principal place of business in the United States, and each Member, and any duly authorized representative, shall have access to them at such office of the Company and the right to inspect and copy them at reasonable times. The Company’s books of account shall be kept on an accrual basis or as otherwise provided by the Managing Member and otherwise in accordance with generally accepted accounting principles, consistently applied, except that for income tax purposes such books shall be kept in accordance with applicable tax accounting principles (including the Regulations).

Section 8.5 Survival. The provisions of this Article VIII shall survive the termination of the Company (as well as any termination, purchase or redemption of any Member’s Percentage Interest in the Company for any reason whatsoever), and shall remain binding on the Members and all former Members for a period of time necessary to resolve with the appropriate taxing authorities any and all material matters regarding the taxation of the Company and its Members by reason of their percentage interests.

ARTICLE IX.

REPRESENTATIONS AND WARRANTIES; COVENANTS

Section 9.1 Representations and Warranties of Members. Each of the Members hereby represents and warrants to the Company and to each of the other Members, as of the date hereof that:

(a) If it is a corporation, a limited liability company or limited partnership, it is duly incorporated or otherwise duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and if it is a partnership, it is validly constituted and not dissolved, and, in each case, has the power and lawful authority to own its assets and properties and to carry on its business as now conducted.

(b) It has the full right, power and authority to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been fully executed and delivered by such Member and, assuming the due execution and delivery by the other parties, constitutes the valid and binding obligation of such Member, enforceable in accordance with its terms, except as (i) such enforceability may be limited by bankruptcy, reorganization or moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

(c) No approval or consent of any governmental authority or of any other Person is required in connection with the execution and delivery by it of this Agreement and the consummation and performance by such member of the transactions contemplated hereunder, except such as have been obtained and are in full force and effect.

(d) The execution and delivery of this Agreement by it, the consummation of the transactions contemplated hereunder and the performance by such Member of its obligations under this Agreement, in accordance with the terms and conditions hereof, will not conflict with or result in the breach or violation of any of the terms or conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under, (i) the certificate of incorporation, by-laws, certificate of formation, limited liability company agreement or other constitutive documents of such Member; (ii) any instrument or contract to which such Member is a party or by or to which it or its assets or properties are bound or subject; or (iii) any statute or any regulation, order, judgment or decree of any governmental authority, except, in each case, for such breaches violations or defaults that would not, individually or in the aggregate, materially impair the ability of such Member to perform its obligations hereunder.

(e) It understands that there are substantial risks to an investment in the Company and it has both the sophistication to be able to fully evaluate the risk of an investment in the Company and the capacity to protect its own interests in making such investment. Such Member fully understands and agrees that the investment in the Company is an illiquid investment.

(f) It is a QIB or an “accredited investor” within the meaning of the 1933 Act and is able to bear the economic risk of such an investment in the Company for an indefinite period of time, that it has no need for liquidity of this investment and it could bear a complete loss of this investment. The Member is either (i) a “qualified purchaser” within the meaning of the 1940 Act or (ii) if the Member is an entity formed and is being utilized primarily for the purpose of making an investment in the Company, each beneficial owner of such Member’s securities is such a qualified purchaser.

(g) It is acquiring its percentage interests for investment solely for such Member’s own account and not for distribution, transfer or sale to others in connection with any distribution or public offering. It understands that, irrespective of whether or not the Percentage Interests might be deemed “securities” under applicable laws, the Company is not obligated to register any percentage interests for resale under the 1933 Act or any applicable state securities laws.

(h) It specifically understands and agrees that no other Member, has made nor will make any representation or warranty with respect to the worthiness, terms, value or any other aspect of the Company, any Percentage Interest or the Business or Properties and it explicitly disclaims any warranty, express or implied, with respect to such matters. In addition, such Member specifically acknowledges, represents and warrants that (i) it is not relying on any other Member for its own due diligence concerning, or evaluation of, the Company or any related transaction and (ii) that it is not relying on any other Member with respect to tax and other economic considerations involved in an investment in the Company.

(i) No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Company based upon arrangements made by or on behalf of such Member.

(j) There are no actions, suits or proceedings pending, or to the knowledge of such Member threatened against such Member or its Affiliates which, if adversely determined, could materially adversely affect the ability of such Member or its Affiliates to perform its obligations under this Agreement or materially adversely affect the Percentage Interest of any other Member.

Section 9.2 ERISA Representation. Each of the Members represents, warrants and covenants to each other Member and to the Company that no portion of the assets being used by it to purchase and hold its percentage interests constitute assets of a plan within the meaning of Section 3(32) of ERISA.

Section 9.3 AML/OFAC Compliance

(a) Each Member hereby represents and warrants to each other Members and to the Company, as of the date hereof, as follows:

(i) To the best of its knowledge, it is in compliance with all applicable anti-money laundering and anti-terrorist laws, regulations, rules, executive orders and government guidance, AML and the OFAC Sanctions Programs, including the reporting, record-keeping and compliance requirements of the Bank Secrecy Act, as amended by the USA PATRIOT Act (collectively, the “BSA/Patriot Act”), and all related applicable Securities and Exchange Commission, self-regulatory organization or other agency rules and regulations, and has internal policies, procedures, internal controls and systems in place that are reasonably designed to ensure such compliance (collectively “AML/OFAC Laws”);

(ii) Neither (1) such Member nor any nor any Affiliate of such Member, nor (2) to the best of such Member’s knowledge, after conducting reasonable due diligence, any Person having a direct or indirect beneficial interest in such Member, nor (3) any person for whom such Member is acting as agent or nominee in connection with this investment is prohibited pursuant to the OFAC Sanctions Programs;

(iii) Unless disclosed in writing to the other Members on or before the date hereof, (1) it is not a Senior Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure, (2) it is not controlled by a Senior Foreign Political Figure, or an Immediate Family Member or Close Associate of a Senior Foreign Political Figure, and (3) to the best of such Member’s knowledge, after conducting reasonable due diligence, none of the direct or indirect owners of such Member is a Senior Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure;

(iv) It is not a foreign financial institution or a Person located in a foreign jurisdiction that has been designated by the U.S. Department of the Treasury as being subject to any special measures imposed on such financial institutions and jurisdictions pursuant to Section 311 of the BSA/Patriot Act;

(v) It is not a “foreign shell bank” and it is not being used to provide services to a “foreign shell bank”, as that term is defined for purposes of Sections 313 and 319 of the BSA/Patriot Act;

(b) Each Member hereby covenants to the Company and the other Members as follows:

(i) Such Member will not engage in any activities that contravene federal state or international regulations, including all applicable AML/OFAC Laws;

(ii) Such Member will ensure that the cash or other assets contributed to the Company by such Member will not be directly or indirectly derived from activities that contravene federal, state or international regulations, including applicable AML/OFAC Laws;

(iii) Such Member will not utilize any funds received by the Company for any purpose that contravenes federal, state or international regulations, including applicable AML/OFAC Laws;

(iv) All funds contributed to or received from the Company by such Member will be wired to or from a bank located in an Approved FATF Country (“Wiring Bank”) where such Member is a customer of the Wiring Bank;

(v) All transactions, negotiations, discussions and dealings by such Member in connection with the Company will be in full compliance with all applicable AML/OFAC Laws;

(vi) Upon receiving a request from the Company or another Member, such Member shall provide such information as may be reasonably required by the Company or such other Member to confirm that the representations, warranties and covenants contained in this Section 9.3(c) continue to be true and to comply with all applicable anti-money laundering and anti-terrorist laws, regulations and executive orders;

(vii) Such Member consents to the disclosure to United States regulators and law enforcement authorities by the Company or any other Member and its Affiliates of such information about such Member as the Company or such other Member or any of its Affiliates reasonably deems necessary or appropriate to comply with applicable anti-money laundering and anti-terrorist laws, regulations and executive orders;

(viii) As a condition to any Transfer of such Member’s direct or indirect interest in the Company, the Company and the other Members have the right to require full compliance with the representations, warranties and covenants contained in this Section 9.3;

(ix) Such Member will notify the Company and the other Members promptly if there is any change with respect to any of the representations or warranties (or any breach of a covenant) contained in this Section 9.3; and

(x) Such Member is a “United States person” for United States federal income tax purposes.

(c) Each Member hereby acknowledges and agrees that the Company and the other Members have relied on the truthfulness of (and compliance by such Member with) each and every provision of this Section 9.3, and that any breach of such representations, warranties or covenants, including, without limitation, one that causes a breach or violation of, or a failed condition under, any documents by which the Company is bound (such as loan documents), is likely to result in substantial loss for the Company and/or the other Members.

(d) Each Member hereby acknowledges and agrees that if, following its investment in the Company, the Company or any other Member reasonably believes that such Member has breached any of its representations, warranties or covenants set forth in this Section 9.3, or that any action is otherwise required by law or regulation, the Company and the other Members have the right or may be obligated to freeze or block such Member’s investment in the Company, to prohibit additional investments by such Member in the Company, to segregate the assets constituting such Member’s investment in accordance with applicable AML/OFAC Laws and regulations, to decline any redemption or transfer requests made by or on behalf of such Member, to redeem such Member’s investment, and/or to report any such action to the applicable governmental authorities. Each Member further acknowledges and agrees that it will have no claim against the Company and/or any other Member or any of their respective Affiliates for any form of damages as a result of any of the foregoing actions.

Section 9.4 Survival. The representations and warranties of the Members contained in this Agreement shall survive the Closing Date.

ARTICLE X.

DISSOLUTION AND TERMINATION OF THE COMPANY

Section 10.1 Dissolution. The Company shall be dissolved and its business wound up upon the earliest to occur of any one of the following events, unless the Members vote to continue the life of the Company upon the occurrence of such an event:

(a) The written determination of Cerberus and Chatham to terminate the Company;

(b) Twenty-four (24) months after the sale, condemnation or other disposition of all Properties and the receipt of all consideration therefor; or

(c) The entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Act.

Without limiting the generality of the foregoing, the permitted Transfer of a Member’s Interest will not result in the dissolution of the Company. Except as otherwise specifically provided in this Agreement, each Member agrees that, without the consent of the other Members, no Member may withdraw from, terminate or cause a voluntary dissolution of the Company, and, in the event that a Member withdraws from the Company or causes a dissolution of the Company in contravention of this Agreement, such withdrawal or dissolution shall not reduce or otherwise affect such Member’s continuing liability for the obligations and liabilities of the Company.

Section 10.2 Continuation of Interest of Member’s Representative. Notwithstanding anything contained herein, upon the expulsion, receivership, dissolution or Bankruptcy of a Member, the personal representative, trustee-in-bankruptcy, debtor-in-possession, receiver, other representative, successor, heir or legatee (each a “Representative”) of such Member shall, subject to the provisions of Section 5.1, immediately succeed to the Percentage Interest of such Member in the Company. Such Representative shall appoint an individual (which may be such Representative) who will represent the Representative’s voting interest, if any (the “Voting Representative”).

Section 10.3 Dissolution, Winding Up and Liquidation.

(a) Upon a dissolution of the Company, the Company shall continue solely for purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying claims of its creditors. The liquidator of the Company shall take full account of the Company’s liabilities and property and shall cause the property or the proceeds from the sale thereof, to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by law, in the following order:

(i) first, to creditors (including Members who are creditors) in satisfaction of all of the Company’s debts and other liabilities, including the expenses of the winding-up, liquidation and dissolution of the Company (whether by payment or the making of reasonable reserves to provide for payment thereof); and

(ii) second, to the Members in accordance with Section 7.1.

(b) Distributions pursuant to this Section 10.3 shall be made no later than the end of the Fiscal Year during which the Company is liquidated (or, if later, 90 days after the date on which the Company is liquidated).

Section 10.4 Member Bankruptcy.

(a) Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

(b) Notwithstanding any other provision of this Agreement, each of the Members waives any right it might have to agree in writing to dissolve the Company upon the Bankruptcy of the Members, or the occurrence of an event that causes the Member to cease to be a member of the Company.

ARTICLE XI.

INDEMNIFICATION AND CONTRIBUTION

Section 11.1 Indemnity by the Company. Subject to the provisions of Section 11.4, the Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such Person is or was a Member, Officer, director, Managing Member, Hotel Manager, controlling person, employee, legal representative or agent of the Company, or is or was serving at the request of the Company as manager, director, Managing Member, Hotel Manager, officer, partner, member, shareholder, controlling person, employee, legal representative or agent of another limited liability company, partnership, corporation, joint venture, trust or other enterprise (an “Indemnified Person”), from and against any and all claims, actions, suits, proceedings, liabilities, obligations, losses, damages, judgments, fines, penalties, amounts paid in settlement, interest, costs and expenses (including reasonable attorney’s and accountant’s fees, court costs and other out-of-pocket expenses actually and reasonably incurred in investigating, preparing or defending the foregoing) (including any such brought by or in the right of the Company) suffered or incurred by such Indemnified Person while serving in such capacity or that otherwise in any way relate to or arise out of any action or inaction by such Indemnified Person or the Company (collectively, “Indemnifiable Losses”), if such Indemnified Person acted in good faith and in a manner that such Indemnified Person reasonably believed to be in or not opposed to the best interests of the Company and not in violation of this Agreement or outside the scope of such Person’s authority, and, with respect to a criminal action or proceeding, had no reasonable cause to believe such Person’s conduct was unlawful; provided, that the Company shall have no obligation to indemnify or defend hereunder to the extent such action, suit or proceeding arises from fraud, bad faith, willful misconduct or gross negligence on the part of such Indemnified Person.

Section 11.2 Exculpation. No Indemnified Person shall be liable to any Member of the Company for any act or failure to act on behalf of the Company, unless such act or failure to act resulted from fraud, bad faith, willful misconduct or gross negligence of the Indemnified Person. Each Indemnified Person may consult with legal counsel and accountants in respect of the Company’s affairs and shall be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel or accountants.

Section 11.3 Expenses. Any indemnification under Section 11.1, as well as the advance payment of expenses permitted under Section 11.4 shall be made by the Company to the fullest extent permitted under the Act.

Section 11.4 Advance Payment of Expenses. The expenses of any Member incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of such Member (in form and substance, from an indemnitor, reasonably satisfactory to all of the Initial Members), to repay the amount if it is ultimately determined by a court of competent jurisdiction that such Member is not entitled to be indemnified by the Company. The provisions of this Section 11.4 do not affect and shall not be deemed exclusive of any other rights, including, without, limitation, any rights to indemnification or advancement of expenses to which any such Indemnified Person other than the Members may be entitled under any contract, pursuant to approval of the Members, or otherwise by law.

Section 11.5 Beneficiaries. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this Article XI continues for a Person who has ceased to be a Member, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such Person.

Section 11.6 Indemnification Procedure for Third Party and Other Claims. The Company shall have the right, but not the obligation, exercisable by written notice to the Indemnified Person seeking such indemnification hereunder promptly but in any event no later than 30 days after receipt of written notice from the Indemnified Person of the commencement of or assertion of any claim, action, suit or proceeding by a third party in respect of which indemnity may be sought hereunder (a “Third Party Claim”), to assume the defense and control the settlement of such Third Party Claim that (a) involves (and continues to involve) solely money damages or (b) involves (and continues to involve) claims for both money damages and equitable relief against the Indemnified Party that cannot be severed, where the claims for money damages are the primary claims asserted by the third party and the claims for equitable relief are incidental to the claims for money damages. The Indemnified Person shall have the right to assume the defense and control the settlement of any Third Party Claim (i) not described in clauses (a) or (b) of the preceding sentence or (ii) described in clauses (a) or (b) of the preceding sentence whose defense and control of settlement has not been promptly assumed by the Company. The Company or the Indemnified Person, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third Party Claim that the other is defending, as provided in this Agreement. The Company, if it has assumed the defense of any Third Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim without the Indemnified Person’s prior written consent (which consent shall not be unreasonably withheld). The Company shall not, without the Indemnified Person’s prior written consent, enter into any compromise or settlement which (A) commits the Indemnified Person to take, or to forbear to take, any action or (B) does not provide for a complete release by such Third Party of the Indemnified Person. The Indemnified Person shall have the sole and exclusive right to settle any Third Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third Party Claim involves equitable or other non-monetary relief against the Indemnified Person, and shall have the right to settle any Third Party Claim involving money damages for which the Company has not assumed the defense pursuant to this Section 11.6 with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

Section 11.7 Other Claims. In the event an Indemnified Person shall claim a right to payment pursuant to this Agreement for other than a Third Party Claim, such Indemnified Person shall send written notice of such claim to the Indemnifying Party. Such notice shall specify the basis for such claim. As promptly as possible after the Indemnified Person has given such notice, the Indemnified Person and the Company shall attempt to resolve such claim by mutual agreement before resorting to other legal means to resolve such claim.

Section 11.8 Limitation on Damages. Notwithstanding anything contained in this Agreement to the contrary, no party shall be liable to the other party for any indirect, special, punitive, exemplary or consequential loss or damage (including any loss of revenue or profit) arising out of this Agreement including, without limitation, in respect of any breach by any Member of this Agreement; provided, that the foregoing shall not be construed to preclude recovery by the Indemnified Person in respect of Indemnifiable Losses directly incurred from Third Party Claims. Any Indemnified Person shall take commercially reasonable actions to mitigate his, her, its or their damages. The obligation of the Company to indemnify any Indemnified Person with respect to any Indemnifiable Losses hereunder resulting from any action, suit or proceeding shall not exceed the value of the Business and the Properties.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

Section 12.1 Entire Agreement. This Agreement, the Ink I LLC Agreement, the Ink III LLC Agreement, the Ink IV LLC Agreement, the Ink V LLC Agreement, the Ink VI LLC Agreement, the Ink VII LLC Agreement, and the Certificate of Formation constitute the complete and exclusive statement of the agreement among the Members with respect to the subject matter contained herein and therein. This Agreement, the Ink I LLC Agreement, the Ink III LLC Agreement, the Ink IV LLC Agreement, the Ink V LLC Agreement, the Ink VI LLC Agreement, the Ink VII LLC Agreement, and the Certificate of Formation replace and supersede all prior agreements by and among the Members with respect to the subject matter contained herein and therein.

Section 12.2 Amendments. This Agreement may be amended only by the unanimous written consent of the Initial Members.

Section 12.3 Applicable Law; Venue.

(a) The Certificate of Formation and this Agreement shall be governed exclusively by their respective terms and the laws of the State of Delaware, without regard to the conflicts of laws principles thereof.

(b) Any legal action or proceeding with respect to this Agreement and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, each Member hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and the appellate courts thereof. Each Member irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at the address for notices set forth herein. Each Member hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 12.4 Enforcement. In the event of an action, suit or proceeding initiated by one Member against another Member or the Company involving the enforcement of its rights hereunder, the prevailing party shall be entitled to indemnification from the other party of reasonable attorneys’ fees and expenses incurred in enforcing its rights in such action, suit or proceeding in accordance with this Section.

Section 12.5 Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provisions contained herein.

Section 12.6 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be deemed invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

Section 12.7 Counterparts. This Agreement may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart.

Section 12.8 Filings. Following the execution and delivery of this Agreement, representatives of the Company, shall promptly prepare any documents required to be filed and recorded under the Act, and such representatives shall promptly cause each such document to be filed and recorded in accordance with the Act and, to the extent required by local law, to be filed and recorded or notice thereof to be published in the appropriate place in each jurisdiction in which the Company may hereafter establish a place of business. Such representatives, under shall also promptly cause to be filed, recorded and published such statements of fictitious business name and any other notices, certificates, statements or other instruments required by any provision of any applicable law of the United States or any state or other jurisdiction which governs the conduct of its business from time to time.

Section 12.9 Additional Documents. Each Member agrees to perform all further acts and to execute, acknowledge and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

Section 12.10 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile) and shall be effective and deemed delivered or given, as the case may be, (a) if given by facsimile, when transmitted and the appropriate confirmation is received from the machine transmitting such facsimile, and followed by hard copy via overnight mail or reputable overnight courier for receipt the next Business Day, (b) if given by reputable overnight courier, on the next Business Day, (c) by hand delivery, when delivered or (d) if mailed, on the second Business following the day on which sent by first class mail:

If to Cerberus, addressed as follows:

c/o Cerberus Real Estate Capital Management, LLC

299 Park Avenue, 22nd Floor

New York, NY 10022

Attention: Tom Wagner

Facsimile number: (646) 885-3391

With a copy to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Attention: Stuart D. Freedman, Esq.

Facsimile number: (212) 593-5955

If to Chatham, addressed as follows:

c/o Chatham Realty Trust

50 Cocoanut Row, Suite 200

Palm Beach, FL 33480

Attention: Jeffrey Fisher

Facsimile number: (561) 835-4125

With a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Scott K. Charles, Esq.

                 Robin Panovka, Esq.

Facsimile number: (212) 403-2000

If to any other Member, at the addresses or facsimile numbers set forth on the signature page to this Agreement or such other addresses or facsimile numbers as such Member may hereafter specify to the Managing Member, who shall so notify the other Members.

Section 12.11 Waiver of Right to Partition and Bill of Accounting. To the fullest extent permitted by applicable law, each Member covenants that it will not, and hereby waives any right to, file a bill for partnership accounting. Each Member irrevocably waives any right that it may have to maintain any action for dissolution of the Company (unless the Company is dissolved pursuant to Section 10.1).

Section 12.12 Confidentiality; Press Releases. Each Member shall keep confidential all information of a confidential nature obtained pursuant to this Agreement, except that a Member shall be entitled to disclose such confidential information to (a) its advisors, agents, employees, trustees, lenders, franchisors, consultants, lawyers, accountants and other service providers as reasonably necessary in the furtherance of such Member’s bona fide interests, as otherwise required by law or judicial process and to comply with reporting requirements, and to potential transferees of its percentage interests provided that such potential transferees enter into customary confidentiality agreements, with the Company expressly stated therein to be a third party beneficiary thereof, (b) its investors provided that such investors are subject to confidentiality obligations, and (c) the extent required to comply with applicable reporting requirements under the Federal securities laws. Notwithstanding anything in this Agreement to the contrary, to comply with Regulations 1.6011-4(b)(3)(i), each Member (and any employee, representative or other agent of such Member) may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the Company or any transactions undertaken by the Company, it being understood and agreed, for this purpose, (a) the name of, or any other identifying information regarding (i) the Company or any existing or future Member (or any affiliate thereof) in the Company, or (ii) any investment or transaction entered into by the Company; and (b) any performance information relating to the Company, does not constitute such tax treatment or tax structure information. No Member shall publicly make any public announcements regarding this Agreement or the Company or its business; provided, however, each Initial Member may consult with and obtain the approval of the other Initial Members before issuing a press release or other public announcement with respect to this Agreement and may issue a press release or make a public announcement following such consultation and approval.

Section 12.13 Uniform Commercial Code. Each limited liability company interest in the Company shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8 102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

Section 12.14 Binding Agreement. Notwithstanding any other provision of this Agreement, the Members agree that this Agreement constitutes a legal, valid and binding agreement of the Members, and is enforceable against the Members by the Company in accordance with its terms.

Section 12.15 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

Section 12.16 DISCLOSURES. THE INTERESTS OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR THE SECURITIES LAWS OF ANY STATE AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND SUCH LAWS. THE INTERESTS ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE 1933 ACT AND SUCH LAWS PURSUANT TO EXEMPTION FROM REGISTRATION THEREUNDER. THERE WILL NOT BE ANY PUBLIC MARKET FOR THE INTERESTS. IN ADDITION, THE TERMS OF THIS AGREEMENT RESTRICT THE TRANSFERABILITY OF INTERESTS.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date first above written.

MEMBERS:

CRE-INK MEMBER II INC.

By:
Name:
Title:

CHATHAM TRS HOLDING INC.

By:
Name:
Title:

SCHEDULE A

MEMBERS

MEMBER’S NAME	INITIAL CAPITAL CONTRIBUTION AMOUNT		PERCENTAGE INTEREST

CRE-Ink Member II, Inc.	$	[ ]	89.7%

Chatham TRS Holding Inc.	$	[ ]	10.3%

TOTAL	$	[ ]	100.0%

EXHIBIT A

Hotel Management Agreement

[On file with the Company]

EXHIBIT B

The Amended Bid

[On file with the Company]

EXHIBIT C

Contribution Agreement

[See attached]

EXHIBIT D

Operating Budget

[See attached]

ANNEX A

Properties

Marriott Properties

Fort Wayne, IN Residence Inn by Marriott

Hilton Properties

Albany, NY Hampton Inn by Hilton
Germantown, MD Hampton Inn by Hilton
Valencia, CA Embassy Suites by Hilton
Westchester, IL Hampton Inn by Hilton
Woburn, MA Hampton Inn by Hilton

Unaffiliated Properties

107 Merrimac Street, Boston, MA 02114
1600 East Grand River Avenue, East Lansing, MI 48823
2701 East Beltline Avenue SE, Grand Rapids, MI 49546
3553 Founders Road, Indianapolis, IN 46268
222 East 22nd Street, Lombard, IL 60148
1300 E. Higgins Road, Schaumburg, IL 60173
2600 Livernois Road, Troy, MI 48083